Exhibit 4.3

1375209 B.C. LTD.

$998,937,000

9.000% SENIOR SECURED NOTES DUE 2028

INDENTURE

DATED AS OF SEPTEMBER 30, 2022

THE BANK OF NEW YORK MELLON,

AS TRUSTEE, REGISTRAR, PAYING AGENT AND NOTES COLLATERAL AGENT

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EXHIBITS

EXHIBIT A	-	FORM OF NOTE
EXHIBIT B	-	FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

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THIS INDENTURE dated as of September 30, 2022 is between 1375209 B.C. Ltd., a corporation incorporated under the laws of the Province of British Columbia (the “Company”) and The Bank of New York Mellon (“BNY Mellon”), a New York banking corporation, not in its individual capacity but solely as Trustee (in such capacity, the “Trustee”), Registrar, Paying Agent and notes collateral agent (in such capacity, the “Notes Collateral Agent”).

In consideration of the premises and the purchase of the Notes by the Holders thereof, all parties agree as follows for the benefit of the other and for the equal and ratable benefit of the registered Holders of the Company’s Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will initially be issued in a denomination equal to the principal amount of the Notes sold in reliance on Rule 144A.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“After-Acquired Property” means property (other than Excluded Assets) that is intended to be Collateral acquired by the Company that is not automatically subject to a perfected security interest under the Collateral Documents, which the Company will provide a first priority lien over such property in favor of the Notes Collateral Agent and deliver certain certificates and opinions in respect thereof, all as and to the extent required by this Indenture or the Collateral Documents.

“Agent” means any Registrar or Paying Agent.

“Applicable Procedures” means, with respect to any transfer or exchange of beneficial ownership interests in the Global Notes, the rules and procedures of the Depositary, Euroclear and Clearstream, in each case to the extent applicable, to such transfer or exchange.

“Asset Sale” means the sale, lease, conveyance or other disposition of any assets, property or rights outside of the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company will be governed by Section 3.8 and/or Section 5.1 hereof and not by the provisions of Section 4.14 hereof.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) one or more Bausch + Lomb Equity Offerings up to an aggregate amount for all such Bausch + Lomb Equity Offerings since the Issue Date of 8.7% of the issued and outstanding Bausch + Lomb Equity Interests;

(2) the sale or other disposition of cash or Cash Equivalents;

(3) a Restricted Payment or a Permitted Investment that is permitted by Section 4.8 hereof; and

(4) foreclosures on, or condemnation of, assets and the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Average VWAP” means, as of any date of determination, (i) the sum of the VWAP of a registered share of Bausch + Lomb for each of the 30 Trading Days prior to such date of determination divided by (ii) 30.

“Bankruptcy Law” means any of Title 11 of the United States Code, the BIA, the CCAA, the WURA and the CBCA, and any other applicable insolvency, corporate arrangement or restructuring or other similar law of any jurisdiction including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Bausch + Lomb” means Bausch + Lomb Corporation.

“Bausch + Lomb Business” means the global eye health business as described in the Bausch + Lomb Registration Statement.

“Bausch + Lomb Entities” means 1261229 B.C. Ltd., or such other entity that holds Equity Interests of Bausch + Lomb, together with Bausch + Lomb and its subsidiaries that together constitute the Bausch + Lomb Business.

“Bausch + Lomb Equity Interests” means any Equity Interest in Bausch + Lomb or such other entity that operates the Bausch + Lomb Business.

“Bausch + Lomb Equity Offering” means any Equity Offering of Bausch + Lomb Equity Interests, directly or indirectly, of the Company’s Bausch + Lomb Equity Interests.

“Bausch + Lomb Registration Statement” means the Registration Statement on Form S-1 relating to the initial public offering of Bausch + Lomb at the time it was declared effective by the U.S. Securities and Exchange Commission.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“BHC” means Bausch Health Companies Inc., a corporation continued under the laws of British Columbia, or any successor thereof.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Board of Directors” means:

(1) with respect to a company or corporation, the board of directors of the company or corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership or any committee thereof duly authorized to act on behalf of such board; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Legal Holiday.

“Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation (including, without limitation, quotas) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (provided, that the full faith and credit of the U.S. is pledged in support thereof) having repricings or maturities of not more than one year from the date of acquisition;

(2) certificates of deposit and time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any U.S. commercial bank having capital and surplus in excess of $500.0 million;

(3) repurchase obligations with a term of not more than 14 days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) commercial paper having a rating of at least “P-2” or better from Moody’s or at least “A-2” or better from S&P, or carrying an equivalent rating by an internationally recognized rating agency and, in each case, maturing within one year after the date of acquisition;

(5) auction-rate, corporate and municipal securities, in each case (x) having either short-term debt ratings of at least “P-2” or better from Moody’s or at least “A-2” or better from S&P or long-term senior debt ratings of “A2” or better from Moody’s or at least “A” or better from S&P, or carrying an equivalent rating by an internationally recognized rating agency, (y) having repricings or maturities of not more than one year from the date of acquisition and (z) which are classifiable as cash and cash equivalents under GAAP;

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; or

(7) in the case of the Company:

(a) direct obligations of the sovereign nation, or any agency thereof, in which the Company is organized or is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation, or any agency thereof; provided, that such obligations have repricings or maturities of not more than one year from the date of acquisition and are used by the Company in accordance with normal investment practices for cash management in investments of the type analogous to clauses (1) through (5) above; or

(b) investments of the type and maturity described in clauses (1) through (5) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from internationally recognized rating agencies; provided, that such investments are used by the Company in accordance with normal investment practices for cash management in investments of the type analogous to clauses (1) through (5) above.

“CBCA” means the Canada Business Corporations Act.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), other than BHC or any of its Subsidiaries, or any other entity that (as an intermediate step for the purpose of consummating the distribution and other transactions contemplated thereby) shall hold Capital Stock in accordance with the Plan of Arrangement, shall have acquired beneficial ownership of 40% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Company;

(2) the Company consolidates with, or merges with or into, another Person (other than another Bausch + Lomb Entity), or the Company, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the properties or assets of the Company (other than by way of merger or consolidation or to another Bausch + Lomb Entity), in one or a series of related transactions, or any Person consolidates with, or merges with or into, the Company (other than another Bausch + Lomb Entity), in any such event other than pursuant to a transaction in which the Persons that Beneficially Owned the shares of the Company’s Voting Stock immediately prior to such transaction Beneficially Own at least a majority of the total voting power of all outstanding Voting Stock (other than Disqualified Stock) of the surviving or transferee Person; or

(3) the holders of the Company’s Capital Stock approve any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with this Indenture).

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (2) (a) the direct or indirect holders of the Voting Stock of the ultimate parent holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (b) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner of 50% or more of the total voting power of the Voting Stock of such ultimate parent holding company.

“Clearstream” means Clearstream Banking, société anonyme, Luxembourg.

“Collateral” means all of the assets and properties subject to Liens granted by the Company in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders.

“Collateral Documents” means the security documents pursuant to which the Company grants Liens in favor of the Notes Collateral Agent to secure Obligations under this Indenture and the Notes.

“Company” means the party named as such in the first paragraph of this Indenture until a successor replaces it pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Company.

“Corporate Trust Office” means the designated office of the Trustee at which at any particular time its corporate trust business shall be administered which office at the date of the execution of this Indenture is located at 240 Greenwich Street, Floor 7E, New York, New York 10286, Attention: Corporate Trust Administration or at any other time at such other address as the Trustee may designate from time to time by notice to the Company.

“Covered Equity Value” means, as of any date of determination, (i) the Average VWAP of a registered share of Bausch + Lomb multiplied by (ii) the number of common shares held by the Company as of such date.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator, receiver-manager, custodian, administrative receiver, administrator or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Notes” means Notes that are in substantially the form attached hereto as Exhibit A and that do not include the information to which footnotes 1, 5, 6 and 8 thereof apply.

“Depositary” means with respect to the Notes issuable or issued in whole or in part in global form, DTC, including any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Derivative Instrument” means, with respect to a Person, any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company (the “Performance References”).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.8 hereof.

“Dollar Equivalent” of any amount means, at the time of determination thereof,

(1) if such amount is expressed in U.S. dollars, such amount, or

(2) if such amount is expressed in any other currency, the equivalent of such amount in U.S. dollars determined by using the rate of exchange as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date no later than two Business Days prior to such determination or, if such rate is unavailable, as quoted by a nationally recognized investment bank in New York, New York, selected by the Company, at 11:00 a.m. (New York City time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York, in either case for the spot purchase in the New York currency exchange market of such amount of U.S. dollars with such currency.

“DTC” means The Depository Trust Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock and any Packaged Rights).

“Equity Offering” means a public or private offering of Equity Interests (other than Disqualified Stock).

“Euroclear” means Euroclear Bank S.A./N.V.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Excluded Account” shall mean any Deposit Account, Securities Account or Commodity Account (each such term as defined in the UCC) (a) the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation, pension benefits and similar expenses or taxes related thereto, (b) maintained as a zero-balance account that is a disbursement account or (c) maintained solely as a fiduciary account or other account maintained solely to secure obligations of the Company where such obligations and the Liens on such account are permitted by clauses (2), (3) or (6) of the definition of Permitted Liens.

“Excluded Assets” shall mean certain property excluded from the Collateral, including:

(1) any lease, license, contract or agreement to which any Grantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to such Grantor, or (ii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code, the PPSA or the Civil Code of Quebec or principles of equity); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in clause (i) or (ii) above; provided further that the exclusions referred to in this clause (1) shall not include any proceeds of any such lease, license, contract or agreement unless such proceeds result in the consequences described in this clause (1) after giving effect to the first proviso in this clause (1);

(2) [reserved];

(3) any “intent to use” (or substantially similar) application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto (or substantially similar notice or filing), solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent to use application under applicable Federal law;

(4) any motor vehicles and any other asset subject to certificates of title to the extent that a Lien thereon cannot be perfected by the filing of financing statements or similar filings under the UCC, PPSA or the Civil Code of Quebec in the applicable Grantor’s jurisdiction of organization or, if applicable, where such asset is situated;

(5) any Letter-of-Credit Rights (other than any Letter-of-Credit-Rights constituting a Supporting Obligation (as defined in the UCC) for a receivable or other Collateral in which any Notes Collateral Agent has a valid and perfected security interest);

(6) Excluded Accounts;

(7) any assets owned by the Company on the date hereof or hereafter acquired and any proceeds thereof that are subject to a Lien securing Indebtedness incurred in connection with a finance lease, purchase money Indebtedness or other Indebtedness incurred to finance the acquisition of such assets permitted to be incurred pursuant to this Indenture to the extent and for so long as the contract or other agreement in which such Lien is granted (or the documentation providing for applicable purchase money Indebtedness) validly prohibits the creation of any other Lien on such assets and proceeds;

(8) any property or assets in circumstances where the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such property or assets, as determined in good faith by the Company in writing, are excessive in relation to the practical benefit to the Holders of the Notes afforded in this Indenture;

(9) any property constituting or that is the proceeds of aircraft, aircraft engines, satellites, ships or railroad rolling stock;

(10) any governmental or regulatory license or state, provincial, municipal or local franchise, charter, consent, permit or authorization to the extent the granting of a security interest therein is prohibited or restricted thereby or by applicable requirements of law; provided, however, that any such asset will only constitute an excluded asset to the extent such prohibition or restriction would not be rendered ineffective pursuant to applicable anti-assignment provisions of the UCC of any relevant jurisdiction, the PPSA or other similar applicable law; and

(11) Rule 3-16 Capital Stock.

“Fair Market Value” means the price that could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction, determined in good faith by (i) a responsible financial or accounting officer of the Company with respect to valuations not in excess of $75.0 million and (ii) the Board of Directors of the Company with respect to valuations equal to or in excess of $75.0 million, as applicable.

“Final Maturity Date” means January 30, 2028.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on January 30, 2015.

“Global Note Legend” means the legend set forth in Exhibit A hereof, as applicable, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Legend deposited with or on behalf of, and registered in the name of, the Depositary or its nominee.

“Government Securities” means, as applicable, (i) direct non-callable obligations of, or guaranteed by, the United States of America for the timely payment of which guarantee or obligations the full faith and credit of the U.S. is pledged and (ii) direct non-callable obligations of, or guaranteed by, a member state of the European Union for the timely payment of which guarantee or obligations the full faith and credit of the government of such member state is pledged.

“Grantor” has the meaning given to such term (or any equivalent term, such as pledgor or mortgagor) in the applicable Collateral Documents.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent (without duplication):

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions; or

(5) representing the balance deferred and unpaid of the purchase price of any property, which balance is (a) due more than twelve months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and except any such balance that constitutes an accrued expense or trade payable.

Notwithstanding the foregoing, in connection with the purchase by a Person of any business, the term “Indebtedness” will exclude indemnification or post-closing payment adjustments or earn-out or similar obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet, working capital calculation or other similar method or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable or is of a contingent nature and, to the extent such payment thereafter becomes fixed and finally determined, the amount is paid within 60 days thereafter.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this Indenture as amended or supplemented from time to time pursuant to the terms of this Indenture.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended and the rules and regulations of the SEC promulgated thereunder, as amended.

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s or BBB- or better by S&P (or its equivalent under any successor rating categories of Moody’s or S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means September 30, 2022, the date of the initial issuance of the Notes under this Indenture.

“Letter-of-Credit Rights” has the meaning given to such term in the UCC.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge (fixed and/or floating), security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC or the PPSA (or equivalent statutes) of any jurisdiction.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“LTV Ratio” means, as of any date of determination, the ratio of (i) the aggregate outstanding principal amount of the Notes, after giving effect to all repayments thereof on the relevant transaction date (net of unrestricted cash and Cash Equivalents of the Company as of such date) to (ii) the Covered Equity Value.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Net Proceeds” means the aggregate cash proceeds received by the Company in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Short” means, with respect to a Holder or Beneficial Owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions) to have occurred with respect to the Company immediately prior to such date of determination.

“Notes” means any of the Company’s 9.000% Senior Secured Notes due 2028 (individually, a “Note”), as amended or supplemented from time to time, that are issued under this Indenture.

“Notes Collateral Agent” means BNY Mellon.

“Notes Documents” means this Indenture, the Notes and the Collateral Documents.

“Notes Obligations” means all Obligations of the Company under or in respect of the Notes, this Indenture and the Collateral Documents.

“Obligations” means any principal, interest, penalties, premiums, including the Redemption Price Premium, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including interest, fees, and expenses accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not a claim for such post-petition interest, fees, or expenses is allowed or allowable in such proceedings).

“Offering Memorandum” means the Company’s Exchange Offer Memorandum and Consent Solicitation Statement dated August 30, 2022.

“Officer” means any Director, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Controller, Treasurer, the Secretary or any Assistant Controller, Assistant Treasurer or Assistant Secretary of the Company.

“Officer’s Certificate” means a certificate signed by any Officer of the Company.

“Opinion of Counsel” means a written opinion from legal counsel reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Packaged Rights” means warrants, options or other rights to acquire shares of any class of the Equity Interests of the Company (whether settled in Equity Interests, cash or any combination thereof), regardless of the issuer of such warrants, options or other rights, that are initially issued as a unit with Indebtedness of the Company (which may be guaranteed by the Company) permitted to be incurred hereunder, even if such Indebtedness is separable from such warrants, options or other rights by a holder thereof.

“Participant” means, a member of, or participant or account holder in, DTC, Euroclear and/or Clearstream.

“Permitted Investments” means:

(1) any Investment in the Company;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Company in a Person, if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company; and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, transfer, conveyance or liquidation;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.14 hereof;

(5) any Investments made solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise of obligations owed to the Company created in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or in satisfaction of judgments;

(7) receivables owing to the Company if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (which trade terms may include such concessionary trade terms as the Company deems reasonable under the circumstances), and other Investments to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company;

(8) Investments in existence on the date of this Indenture and any extension, modification or renewal of any such Investments, but only to the extent such extension, modification or renewal does not involve additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the date of this Indenture); and

(9) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business.

“Permitted Liens” means:

(1) Liens in favor of the Company;

(2) Liens on property existing at the time of acquisition of the property by the Company, provided that such Liens were not incurred in contemplation of such acquisition;

(3) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(4) Liens existing on the date of this Indenture;

(5) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided, that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(6) Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business;

(7) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(c) (i) if the Indebtedness secured by the new Lien is secured on a pari passu basis with the Lien securing the Notes, then the new Lien may secure the Permitted Refinancing Indebtedness on either a pari passu basis or a junior priority basis to the Lien securing the Notes and (ii) if the Indebtedness secured by the new Lien is secured on a junior priority basis with the Lien securing the Notes, then the new Lien may secure the Permitted Refinancing Indebtedness only on a junior priority basis to the Lien securing the Notes.

(8) survey title exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not materially interfering with the business of the Company;

(9) Liens arising by operation of law in favor of landlords, mechanics, carriers, warehousemen, materialmen, laborers, employees, suppliers or the like, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(10) Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(11) Liens securing the Notes issued on the Issue Date and the Guarantees, if any, with respect thereto;

(12) Liens imposed pursuant to licenses, sublicenses, leases and subleases which do not materially interfere with the ordinary conduct of the business of the Company;

(13) Liens incurred to secure cash management services in the ordinary course of business;

(14) customary restrictions on, or options, contracts or other agreements for, transfers of assets contained in agreements related to any sale of assets pending such sale; provided that such restrictions apply only to the assets to be sold and such sale is otherwise permitted by this Indenture;

(15) Liens securing obligations to the Trustee arising under this Indenture and similar Liens in favor of trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture; and

(16) Liens on trusts, cash or Cash Equivalents or other funds in connection with the defeasance (whether by covenant or legal defeasance), discharge or redemption of Indebtedness, pending consummation of a strategic transaction, or similar obligations; provided that such defeasance, discharge or redemption is otherwise permitted by this Indenture.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this definition and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Lien” to which such Permitted Lien has been classified or reclassified.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company (other than intercompany Indebtedness); provided, that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) if the Indebtedness being refinanced is Indebtedness of the Company, such Permitted Refinancing Indebtedness is also Indebtedness of the Company.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan of Arrangement” means the plan of arrangement appended to that certain arrangement agreement (together with all schedules, exhibits and annexes thereto (including as such may be executed or effected)) entered into between, among others, BHC and Bausch + Lomb, as it may be amended from time to time in accordance with its terms and those of such arrangement agreement.

“PPSA” means the Personal Property Security Act (Ontario); provided, however, if the validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority of a Notes Collateral Agent’s security interest in any Collateral are governed by the personal property security laws or laws relating to personal or movable property of any jurisdiction in Canada other than the Province of Ontario, PPSA shall include those personal property security laws or laws relating to personal or movable property in such other jurisdiction for the purpose of the provisions hereof relating to such validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority and for the definitions related to such provisions.

“Principal” or “principal” of a debt security, including the Notes, means the principal of the security plus, when appropriate, the premium, if any, on the security.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the control of the Company, a nationally recognized statistical rating organization under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Redemption Date” or “redemption date” means the date specified for redemption of the Notes in accordance with the terms thereof and this Indenture.

“Regulated Bank” means a commercial bank with a consolidated combined capital surplus of at least $5 billion that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S” means Regulation S under the Securities Act or any successor to such regulation.

“Regulation S-X” means Regulation S-X under the Securities Act or any successor to such regulation.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will initially be issued in a denomination equal to the principal amount of the Notes sold in reliance on Regulation S.

“Restricted Global Note” means a permanent Global Note that is substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary or a nominee of the Depositary, representing Notes that bear the Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Note” means a Note required to bear the restricted legend set forth in the form of Notes set forth in Exhibit A of this Indenture.

“Rule 3-16 Capital Stock” means any Capital Stock of any Subsidiary, in the event that Rule 3-16 of Regulation S-X requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of the Company or any such Subsidiary due to the fact that such Subsidiary’s Capital Stock secures the Notes, provided that such Capital Stock shall automatically be deemed (in accordance with the terms of the applicable Collateral Document) not to be part of the Collateral securing the Notes only to the extent necessary to not be subject to such requirement.

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor to such rule.

“Rule 144A” means Rule 144A promulgated under the Securities Act or any successor to such rule.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, or any successor to the rating agency business thereof.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Parties” means the Trustee, the Paying Agent, the Registrar, the Notes Collateral Agent and the Holders of the Notes.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder as in effect on the date of this Indenture, except to the extent any amendment to the Trust Indenture Act expressly provides for application of the Trust Indenture Act as in effect on another date.

“Trading Day” means a day on which trading in the registered shares of Bausch + Lomb generally occurs (a) on The New York Stock Exchange or, (b) if such shares are not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which such shares are then listed or, (c) if such shares are not then listed on a U.S. national or regional securities exchange, on the Toronto Stock Exchange (the “TSX”) or (d) if such shares are not then listed on a U.S. national or regional securities exchange or on the TSX, on the principal other market on which such shares are then traded; provided that if the registered shares of Bausch + Lomb are not so listed or traded, “Trading Day” means a Business Day.

“Trust Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant secretary, associate, secretary, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means The Bank of New York Mellon, a New York banking corporation, until a successor replaces it in accordance with the provisions of this Indenture, and thereafter means the successor.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as the same may be in effect from time to time in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it applies to any item or items of Collateral.

“Vice President” when used with respect to the Company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“VWAP” per registered share of Bausch + Lomb on any Trading Day means such price as displayed on Bloomberg (or any successor service) page “BLCO:US <EQUITY> AQR” in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day; or, if such price is not available, the “VWAP” price means the market value per registered share of Bausch + Lomb on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company. The “VWAP” will be determined without regard to extended or afterhours trading or any other trading outside of the regular trading session trading hours.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“WURA” means the Winding-Up and Restructuring Act (Canada).

Section 1.2 Other Definitions.

TERM	DEFINED IN SECTION
“Additional Amounts”	4.21(a)
“Affiliate Transaction”	4.13(a)
“Agent Members”	2.1(b)
“Applicable Collateral Limitations”	4.22
“Applicable Premium”	3.7(a)
“Asset Sale Offer”	4.14(c)/3.14
“Authorized Agent”	10.16
“Authorized Officers”	10.2
“Change in Tax Law”	3.7(d)
“Change of Control Offer”	3.8(b)
“Change of Control Purchase Date”	3.8(b)
“Change of Control Purchase Notice”	3.8(c)
“Change of Control Purchase Price”	3.8(a)
“Company Notice”	3.8(b)
“Company Order”	2.2
“Covenant Defeasance”	8.3
“Declined Asset Sale Proceeds”	8.3
“Directing Holder”	6.2
“Electronic Means”	10.2
“Event of Default”	6.1
“Excess Proceeds”	4.14(c)
“FATCA”	4.21(b)(vii)
“incur”	4.9(a)
“Instructions”	10.2
“Judgment Currency”	10.17
“Legal Defeasance”	8.2
“Legal Holiday”	10.7
“Legend”	2.12(a)
“Noteholder Direction”	6.2
“Notice of Default”	6.1
“Offer Amount”	3.14
“Offer Period”	3.14
“Paying Agent”	2.3
“Payment Default”	6.1(e)
“Payor”	4.21(a)
“Performance References”	1.1
“Permitted Debt”	4.9(b)
“Position Representation”	6.2
“Premium Effective Date”	6.2
“Purchase Date”	3.14
“Redemption Price”	6.2
“Redemption Price Premium”	6.2
“Registrar”	2.3
“Regulation 803 Reimbursement”	4.21(d)
“Relevant Taxing Jurisdiction”	4.21(a)
“Restricted Amount”	4.14(b)
“Restricted Payments”	4.8(a)
“Retained Asset Sale Proceeds”	4.14(b)
“Tax”	4.21(a)

Section 1.3 Rules of Construction. Unless the context otherwise requires:

(A) a term has the meaning assigned to it;

(B) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(C) words in the singular include the plural, and words in the plural include the singular;

(D) provisions apply to successive events and transactions;

(E) the term “merger” includes a statutory share exchange and the term “merged” has a correlative meaning;

(F) the masculine gender includes the feminine and the neuter;

(G) references to agreements and other instruments include subsequent amendments thereto;

(H) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(I) references to ratings by Moody’s or S&P shall include any successor equivalent ratings if either Moody’s or S&P changes its ratings scale subsequent to the date of this Indenture;

(J) except as otherwise provided for herein, the Notes will be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; and

(K) a reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation.

ARTICLE 2

THE SECURITIES

Section 2.1 Form and Dating. The Notes and the Trustee’s certificate of authentication with respect thereto shall be substantially in the form set forth in Exhibit A, which are incorporated in and made part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Company shall provide any such notations, legends or endorsements to the Trustee in writing. The Notes shall be in a minimum denomination of $1,000 and integral multiples of $1,000 in excess thereof. Each Note shall be dated the date of its authentication. The Notes are being offered and sold by the Company in transactions exempt from, or not subject to, the registration requirements of the Securities Act.

(a) Restricted Global Notes. All of the Notes are initially being offered and sold to (i) qualified institutional buyers as defined in Rule 144A in reliance on Rule 144A under the Securities Act that are also “qualified purchasers” (as defined in Section 2(a)(51) of the Investment Company Act) or (ii) outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act, and shall be issued initially in the form of one or more 144A Global Notes and Regulation S Global Notes, respectively, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the depositary, DTC, and registered in the name of its nominee, Cede & Co., duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Restricted Global Notes may from time to time be increased or decreased by adjustments made on the records of the Notes custodian as hereinafter provided, subject in each case to compliance with the Applicable Procedures.

(b) Form of Notes. Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Definitive Notes shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Notes custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.12 hereof and shall be made on the records of the Trustee and the Depositary.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or under the Global Note, and the Depositary (including, for this purpose, its nominee) may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall (A) prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or (B) impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(c) [Reserved].

(d) Regulation S Global Notes. Global Notes offered and sold in reliance on Regulation S shall initially be represented by one or more Regulation S Global Notes, substantially in the form of Exhibit A with such applicable legends as are provided in Exhibit A. The Regulation S Global Notes will be deposited, upon issuance, on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary and registered in the name of the Depositary or the nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

The aggregate principal amount of the Regulation S Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(e) Book Entry Provisions. The Company shall execute and the Trustee shall, in accordance with this Section 2.1(e), authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the applicable Depositary or its nominee, (ii) shall be delivered by the Trustee to the applicable Depositary or pursuant to the applicable Depositary’s instructions and (iii) shall bear legends substantially in the form of the first paragraph of Exhibit A attached hereto.

Section 2.2 Execution and Authentication. An Officer of the Company shall sign the Notes for the Company by manual or facsimile signature. Typographic and other minor errors or defects in any such facsimile signature shall not affect the validity or enforceability of any Note which has been authenticated and delivered by the Trustee.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually or electronically signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate and make available for delivery the Notes for original issue in an initial aggregate principal amount of $998,937,000, upon receipt of a written order of the Company signed by an Officer of the Company (a “Company Order”). The Company Order shall specify the amount of Notes to be authenticated and shall provide that all such Notes will be represented by a Restricted Global Note and the date on which such issue of Notes is to be authenticated. The aggregate principal amount of Notes outstanding at any time may not exceed the applicable amounts in the foregoing sentence, except as provided in Sections 2.1(c) and 2.7 hereof.

The Trustee shall act as the initial authenticating agent. Thereafter, the Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent shall have the same rights as an Agent to deal with the Company or an Affiliate of the Company.

The Notes shall be issuable only in registered form without coupons and only in minimum denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof.

Section 2.3 Registrar and Paying Agent. The Company shall maintain one or more offices or agencies where Notes may be presented for registration of transfer or for exchange (each, a “Registrar”), one or more offices or agencies where Notes may be presented for payment (each, a “Paying Agent”) and one or more offices or agencies where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will at all times maintain a Paying Agent, Registrar and an office or agency where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served in the Borough of Manhattan in the City of New York.

The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee of the name and address of any Agent not a party to this Indenture. If the Company fails to maintain a Registrar, Paying Agent or agent for service of notices and demands in any place required by this Indenture, or fail to give the foregoing notice, the Trustee shall act as such. The Company or any Affiliate of the Company may act as Paying Agent (except for the purposes of Section 4.1 and Article 8).

The Company hereby initially designates the Trustee as Paying Agent, Registrar and Notes custodian, and the office or agency of the Trustee in the Borough of Manhattan, The City of New York (which shall initially be the office located at 240 Greenwich Street, New York, NY 10286) as one such office or agency of the Company for each of the aforesaid purposes.

The Company may change the Paying Agent or Registrar in its sole discretion without prior notice to the Holders.

Section 2.4 Paying Agent to Hold Money in Trust. Prior to 11:00 a.m., New York City time, on each due date of the principal of or interest on any Notes, the Company shall deposit with a Paying Agent a sum sufficient to pay such principal or interest, if any, so becoming due. A Paying Agent shall hold in trust for the benefit of Noteholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes, and shall notify the Trustee of any default by the Company (or any other obligor on the Notes) in making any such payment. If the Company or an Affiliate of the Company acts as Paying Agent, the Company or such Affiliate shall, before 11:00 a.m., New York City time, on each due date of the principal of or interest on any Notes, segregate the money and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee, and the Trustee may at any time during the continuance of any Default, upon written request to a Paying Agent, require such Paying Agent to pay forthwith to the Trustee all sums so held in trust by such Paying Agent. Upon doing so, the Paying Agent (other than the Company) shall have no further liability for the money. For the avoidance of doubt, in no event shall any Paying Agent (unless the Company or an Affiliate of the Company is acting as Paying Agent) be required to advance funds for any payment on the Notes hereunder or to make any such payment until the Paying Agent has actually received such funds from the Company.

Section 2.5 Noteholder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee on or before each interest payment date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

Section 2.6 Transfer and Exchange.

(a) Subject to compliance with any applicable additional requirements contained in Section 2.12 hereof, when a Note is presented to a Registrar with a request to register a transfer thereof or to exchange such Note for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested; provided, however, that every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by an assignment form and, if applicable, a transfer certificate in the form(s) included in Exhibit A and Exhibit B, as applicable, and in form satisfactory to the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing. To permit registration of transfers and exchanges, upon surrender of any Note for registration of transfer or exchange at an office or agency maintained pursuant to Section 2.3 hereof, the Company shall execute and the Trustee shall authenticate Notes of a like aggregate principal amount at the Registrar’s request. Any exchange or transfer shall be without charge, except that the Company or the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto, and provided, that this sentence shall not apply to any exchange pursuant to Section 2.10, 2.12(a), 3.6, 3.11 or 9.5 hereof.

Neither the Company, any Registrar nor the Trustee shall be required to exchange or register a transfer of any Notes or portions thereof in respect of which a Change of Control Purchase Notice or a notice in connection with an Asset Sale Offer has been delivered and not withdrawn by the Holder thereof (except, in the case of the purchase of a Note in part, the portion thereof not to be purchased).

All Notes issued upon any transfer or exchange of Notes shall be valid obligations of the Company, evidencing the same debt and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

(b) Any Registrar appointed pursuant to Section 2.3 hereof shall provide to the Trustee such information as the Trustee may reasonably require in connection with the delivery by such Registrar of Notes upon transfer or exchange of Notes.

(c) Each Holder of a Note agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal, state, Canadian federal, provincial or territorial securities law.

Section 2.7 Replacement Notes. If any mutilated Note is surrendered to the Company, a Registrar or the Trustee, or the Company, a Registrar and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, and there is delivered to the Company, the applicable Registrar and the Trustee such security or indemnity as will be required by them to save each of them harmless, then, in the absence of notice to the Company, such Registrar or the Trustee that such Note has been acquired by a bona fide purchaser, the Company shall execute, and upon its written request the Trustee shall authenticate and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, or is about to be purchased by the Company pursuant to Article 3, the Company in its discretion may, instead of issuing a new Note, pay or purchase such Note, as the case may be.

Upon the issuance of any new Notes under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the reasonable fees and expenses of the Trustee or the Registrar) in connection therewith.

Every new Note issued pursuant to this Section 2.7 in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.7 are (to the extent lawful) exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.8 Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee, except for those canceled by it, those delivered to it for cancellation or surrendered for transfer or exchange and those described in this Section 2.8 as not outstanding.

If a Note is replaced pursuant to Section 2.7 hereof, it ceases to be outstanding unless the Company receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If a Paying Agent (other than the Company or an Affiliate of the Company) holds on a Redemption Date, Change of Control Purchase Date or the Final Maturity Date money sufficient to pay the principal of (including premium, if any) and interest on Notes (or portions thereof) payable on that date, then on and after such Redemption Date, Change of Control Purchase Date or the Final Maturity Date, as the case may be, such Notes (or portions thereof, as the case may be) shall cease to be outstanding and interest on them shall cease to accrue.

Subject to the restrictions contained in Section 2.9 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

Section 2.9 Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any notice, direction, waiver or consent, Notes owned by the Company or any other obligor on the Notes or by any Affiliate of the Company or of such other obligor shall be disregarded, except that, for purposes of determining whether the Trustee shall be protected in relying on any such notice, direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is neither the Company nor any other obligor on the Notes or any Affiliate of the Company or of such other obligor.

Section 2.10 Temporary Notes. Until Definitive Notes are ready for delivery, the Company may prepare and execute, and, upon receipt of a Company Order, the Trustee shall authenticate and deliver, temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company with the consent of the Trustee considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate and deliver Definitive Notes in exchange for temporary Notes.

Section 2.11 Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee or its agent any Notes surrendered to them for transfer, exchange, payment or conversion. The Trustee and no one else shall cancel, in accordance with its standard procedures, all Notes surrendered for transfer, exchange, payment, conversion or cancellation and shall deliver the canceled Notes to the Company. All Notes which are purchased or otherwise acquired by the Company or any of its Subsidiaries prior to the Final Maturity Date of such Notes may be delivered to the Trustee for cancellation or resold. The Company may not hold or resell such Notes or issue any new Notes to replace any Notes delivered for cancellation

Section 2.12 Legend; Additional Transfer and Exchange Requirements.

(a) If Notes are issued upon the transfer, exchange or replacement of Notes subject to restrictions on transfer and bearing the legends set forth on the form of Notes attached hereto as Exhibit A (collectively, the “Legend”), or if a request is made to remove the Legend on a Note, the Notes so issued shall bear the Legend, or the Legend shall not be removed, as the case may be, unless there is delivered to the Company such satisfactory evidence, which shall include an opinion of counsel if requested by the Company, as may be reasonably required by the Company, that neither the Legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144 under the Securities Act or that such Notes are not “restricted” within the meaning of Rule 144 under the Securities Act; provided that no such evidence need be supplied in connection with the sale of such Note pursuant to a registration statement that is effective at the time of such sale. Upon (i) provision of satisfactory evidence if requested, or (ii) notification by the Company to the Trustee and Registrar of the sale of such Note pursuant to a registration statement that is effective at the time of such sale, the Trustee, at the written direction of the Company, shall authenticate and deliver a Note that does not bear the Legend. If the Legend is removed from the face of a Note and the Note is subsequently held by an Affiliate of the Company, the Legend shall be reinstated.

(b) A Global Note may not be transferred, in whole or in part, to any Person other than the Depositary or a nominee or any successor thereof, and no such transfer to any such other Person may be registered; provided that the foregoing shall not prohibit any transfer of a Note that is issued in exchange for a Global Note but is not itself a Global Note; provided further that in no event shall a beneficial interest in a Regulation S Global Note be transferred to a U.S. Person prior to the receipt by the Registrar of any certificates required pursuant to Regulation S, as determined by the Company. No transfer of a Note to any Person shall be effective under this Indenture or the Notes unless and until such Note has been registered in the name of such Person. Notwithstanding any other provisions of this Indenture or the Notes, transfers of a Global Note, in whole or in part, shall be made only in accordance with this Section 2.12.

(c) Subject to the succeeding paragraph, every Note shall be subject to the restrictions on transfer provided in the Legend. Whenever any Restricted Note is presented or surrendered for registration of transfer or for exchange for a Note registered in a name other than that of the Holder, such Note must be accompanied by a certificate in substantially the form set forth in Exhibit A dated the date of such surrender and signed by the Holder of such Note, as to compliance with such restrictions on transfer. The Registrar shall not be required to accept for such registration of transfer or exchange any Note not so accompanied by a properly completed certificate.

(d) The restrictions imposed by the Legend upon the transferability of any Note shall cease and terminate when such Note has been sold pursuant to an effective registration statement under the Securities Act or transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) or, if earlier, upon the expiration of the holding period applicable to sales thereof under Rule 144(d)(1)(ii) under the Securities Act (or any successor provision). Any Note as to which such restrictions on transfer shall have expired in accordance with their terms or shall have terminated may, upon a surrender of such Note for exchange to the Registrar in accordance with the provisions of this Section 2.12 (accompanied, in the event that such restrictions on transfer have terminated by reason of a transfer in compliance with Rule 144 or any successor provision, by, if requested by the Company or the Registrar, an opinion of counsel reasonably acceptable to the Company and addressed to the Company to the effect that the transfer of such Note has been made in compliance with Rule 144 or such successor provision), be exchanged for a new Note, of like tenor, series and aggregate principal amount, which shall not bear the restrictive Legend. The Company shall inform the Trustee of the effective date of any registration statement registering any Notes under the Securities Act. The Trustee shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the aforementioned opinion of counsel or registration statement.

(e) As used in this Section 2.12, the term “transfer” encompasses any sale, pledge, transfer, hypothecation or other disposition of any Note.

(f) The provisions of clauses (iii), (iv) and (v) below shall apply only to Global Notes:

(i) Notwithstanding any other provisions of this Indenture or the Notes, a Global Note shall not be exchanged in whole or in part for a Note registered in the name of any Person other than the Depositary or one or more nominees thereof, provided that a Global Note may be exchanged for Notes registered in the names of any person designated by the Depositary in the event that (A) the Depositary has notified the obligors that it is unwilling or unable to continue as Depositary for such Global Note and the Company fails to appoint a successor Depositary or (B) an Event of Default has occurred and is continuing with respect to the Notes. Any Global Note exchanged pursuant to clause (A) above shall be so exchanged in whole and not in part, and any Global Note exchanged pursuant to clause (B) above may be exchanged in whole or from time to time in part as directed by the applicable Depositary. Any Note issued in exchange for a Global Note or any portion thereof shall be a Global Note; provided that any such Note so issued that is registered in the name of a Person other than the applicable Depositary or a nominee thereof shall not be a Global Note.

(ii) Notes issued in exchange for a Global Note or any portion thereof shall be issued in definitive, fully registered form, without interest coupons, shall have an aggregate principal amount equal to that of such Global Note or portion thereof to be so exchanged, shall be registered in such names and shall be in such authorized denominations as the Depositary shall designate and shall bear the applicable legends provided for herein. Any Global Note to be exchanged in whole shall be surrendered by the Depositary to the Trustee, as Registrar. With regard to any Global Note to be exchanged in part, either such Global Note shall be so surrendered for exchange or, if the Trustee is acting as custodian for the Depositary or its nominee with respect to such Global Note, the principal amount thereof shall be reduced, by an amount equal to the portion thereof to be so exchanged, by means of an appropriate adjustment made on the records of the Trustee. Upon any such surrender or adjustment, the Trustee shall authenticate and deliver Notes issuable on such exchange to or upon the order of the Depositary or an authorized representative thereof.

(iii) Subject to the provisions of clause (v) below, the registered Holder may grant proxies and otherwise authorize any Person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(iv) In the event of the occurrence of any of the events specified in clause (i) above, the obligors will promptly make available to the Trustee a reasonable supply of applicable Definitive Notes in definitive, fully registered form, without interest coupons.

(v) Neither Agent Members nor any other Persons on whose behalf Agent Members may act shall have any rights under this Indenture with respect to any Global Note registered in the name of the Depositary or any nominee thereof, or under any such Global Note, and the Depositary or such nominee, as the case may be, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and holder of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or such nominee, as the case may be, or impair, as between the Depositary, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a holder of any Note.

(vi) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or Beneficial Owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so as and when expressly required by, the terms or this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(g) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the equivalent procedures of Clearstream shall be applicable to transfers of beneficial interests in Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.13 CUSIP, Common Code and ISIN Numbers. The Company in issuing the Notes may use one or more “CUSIP” and “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such purchase shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” and “ISIN” numbers applicable to the Notes.

Section 2.14 Non-Recourse. Each Holder and Beneficial Owner of the Notes by accepting a Note (or a beneficial interest therein) agrees that the sole recourse of Holders under the Notes and the Company’s other Obligations under this Indenture shall be limited to the Company and its assets. The Notes and such other Obligations shall not be obligations or responsibilities of, or guaranteed by, any other Person, including BHC, Bausch + Lomb or any of their respective Affiliates or subsidiaries (other than the Company). For the avoidance of doubt, none of BHC, Bausch + Lomb or any of their restricted subsidiaries is a guarantor or otherwise liable in any way on the Notes nor do any such entities have any obligation to provide credit support or otherwise to the Company. None of the officers, directors, shareholders or agents of the Company or any of their respective Affiliates or any other Person shall be personally liable to make any payments of principal, interest or any other sum now or hereafter owing under the Notes or such other obligations. After the assets of the Company have been fully realized and exhausted, all sums due but still unpaid in respect of the Company’s obligations under the Notes and this Indenture shall be extinguished, and the Holders and Beneficial Owners shall not have the right to proceed against the any officers, directors, shareholders or agents of the Company or any of their respective Affiliates or any other Person for the satisfaction of any monetary claim or for any deficiency judgment remaining after foreclosure of any assets of the Company.

ARTICLE 3

REDEMPTION AND PURCHASES

Section 3.1 Right to Redeem. The Company, at its option, may redeem the Notes in accordance with the provisions of Sections 3.7 and 3.8(g) hereof.

If the Company elects to redeem the Notes, it shall notify the Trustee at least 15 days prior to the Redemption Date (unless a shorter notice period shall be satisfactory to the Trustee) of the Redemption Date, the aggregate principal amount of the Notes to be redeemed and the Section of this Indenture pursuant to which such Notes are being redeemed.

Section 3.2 Selection of Notes to Be Redeemed. The Company will give not less than 10 days’ nor more than 60 days’ notice of any redemption. If the Company elects to redeem less than all of the outstanding Notes, the Notes will be selected for redemption as follows:

(i) in accordance with the procedures of The Depository Trust Company and in compliance with the requirements of the applicable stock exchange to the extent the Notes are held in the form of Global Notes; or

(ii) on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate to the extent the Notes are held in the form of Definitive Notes.

In the event of a partial redemption by lot, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the Redemption Date from the outstanding Notes not previously called for redemption.

The Notes and portions of the Notes selected for redemption will be in amounts of $1,000 or whole multiples of $1,000 except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.3 Notice of Redemption. At least 10 days but not more than 60 days before a Redemption Date, the Company shall send, or shall cause to be sent, a notice of redemption by first-class mail (postage prepaid) or otherwise transmit in accordance with applicable procedures of DTC to the Trustee and to each Holder of Notes to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

•	the aggregate principal amount of the Notes to be redeemed;

•	the Redemption Date (which shall be a Business Day);

•	the redemption price;

•	the name and address of the Paying Agent;

•	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

•	if fewer than all the outstanding Notes are to be redeemed, the certificate numbers, if any, and principal amounts of the particular Notes to be redeemed;

•	that, unless the Company defaults in the deposit of the redemption price, interest on Notes called for redemption will cease to accrue on and after the Redemption Date;

•	the Section of this Indenture pursuant to which the Notes are being redeemed;

•	the CUSIP numbers of the Notes; and

•	any conditions precedent to such redemption.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense, provided, that the Company makes such request at least three Business Days prior to the date by which such notice of redemption must be given to Holders in accordance with this Section 3.3. Redemption notices may be given more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes pursuant to Sections 8.3 or 8.4 or a satisfaction and discharge of this Indenture with respect to the Notes pursuant to Section 8.1. If a redemption is subject to satisfaction of one or more conditions precedent, the applicable redemption notice shall describe such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, without the requirement of an additional notice period to the Holders, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. The Trustee shall have no responsibility for calculating the redemption price.

Section 3.4 Effect of Notice of Redemption. Once notice of redemption is given and any conditions set forth therein have been satisfied, Notes called for redemption become due and payable on the Redemption Date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice.

On and after the Redemption Date, unless the Company defaults in the deposit of the redemption price and subject to satisfaction of any conditions precedent, interest will cease to accrue on the Notes or any portion of the Notes called for redemption, and all other rights of the Holder will terminate other than the right to receive the redemption price, without interest from the Redemption Date, on surrender of the Notes.

Section 3.5 Deposit of Redemption Price. Prior to 11:00 a.m. (New York City time) on the Redemption Date, the Company shall deposit with the Paying Agent (or the Trustee) money sufficient to pay the redemption price (as calculated by the Company) on all Notes to be redeemed on that date.

Section 3.6 Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate and deliver to the Holder, without service charge, a new Note in an authorized denomination equal in principal amount to, and in exchange for, the unredeemed portion of the Note surrendered.

Section 3.7 Optional Redemption.

(a) The Company may redeem all or a part of the Notes upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to, but not including, the applicable redemption date, if redeemed during the periods indicated below (the price in excess of 100% being referred to as the “Applicable Premium”):

Year	Percentage
Prior to July 30, 2023	103.000%
On or after July 30, 2023 and prior to July 30, 2024	101.000%
On or after July 30, 2024	100.000%

(b) Notwithstanding anything to the contrary, each redemption or distribution in respect of the principal amount of the Notes after acceleration thereof under Section 6.2 hereof (including automatically pursuant to Section 6.2), shall be accompanied by, and there shall become due and payable automatically upon acceleration, a payment premium payable in cash on the principal amount so redeemed or distributed or on the principal amount that has become or is declared accelerated, in an amount equal to the Redemption Price Premium, calculated on the aggregate principal amount of the Notes so redeemed, distributed or accelerated, together with all accrued and unpaid interest on such Notes.

(c) In connection with any optional redemption of the Notes, any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent. If a redemption is subject to satisfaction of one or more conditions precedent, the applicable redemption notice shall describe such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, without the requirement of an additional notice period to the Holders, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

(d) If the Company becomes obligated to pay, on the next date on which any amount will be payable with respect to the Notes, any Additional Amounts as a result of (i) any amendment to, or change in, the laws or regulations of a Relevant Taxing Jurisdiction (as defined in Section 4.21 herein), which amendment or change is publicly announced and becomes effective after August 30, 2022 (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after August 30, 2022, after such later date) or (ii) any amendment to, or change in, an official written interpretation or application of such laws or regulations (including by virtue of a holding by a court of competent jurisdiction) which amendment or change is publicly announced and becomes effective after August 30, 2022 (or, if the applicable Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction on a date after August 30, 2022, after such later date) (each of the foregoing clauses (i) and (ii), a “Change in Tax Law”) and the Company cannot avoid any such payment obligation by taking reasonable measures available to it (including making payment through a paying agent located in another jurisdiction, but not including the substitution of an obligor if the Company would be required to pay Additional Amounts), the Company may, at its option, redeem the Notes then outstanding, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Notice of the Company’s intent to redeem the Notes shall not be given until the Company delivers to the Trustee an opinion of tax counsel to the effect that there has been such Change in Tax Law which would entitle the Company to redeem the Notes hereunder and an Officer’s Certificate to the effect that the Company cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. The foregoing provisions shall apply mutatis mutandis to any successor Person to the Company, after such successor Person becomes a party to this Indenture, with respect to a Change in Tax Law that is publicly announced and becomes effective after such successor Person becomes a party to this Indenture.

(e) Any redemption pursuant to this Section 3.7 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

(f) In connection with any redemption under this Section 3.7, the Company shall deliver to the Trustee an Officer’s Certificate and Opinion of Counsel to the effect that all conditions precedent in this Indenture to the redemption have been complied with.

Section 3.8 Purchase of Notes at Option of the Holder Upon Change of Control.

(a) If at any time that Notes remain outstanding there shall occur a Change of Control, the Notes shall be purchased by the Company at the option of the Holders, as of the Change of Control Purchase Date, at a purchase price equal to 101% of the principal amount of the Notes, together with accrued and unpaid interest, including interest on any unpaid overdue interest, if any, to, but excluding, the Change of Control Purchase Date (the “Change of Control Purchase Price”), subject to satisfaction by or on behalf of any Holder of the requirements set forth in subsection (c) of this Section 3.8.

(b) Within 30 days after the occurrence of a Change of Control with respect to the Notes, the Company shall transmit a written notice (“Company Notice”) of the Change of Control to the Trustee and to each Holder of Notes (and to Beneficial Owners as required by applicable law) pursuant to which the Company shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at the Change of Control Purchase Price. The notice shall include the form of a Change of Control Purchase Notice to be completed by the Holder, shall describe the transaction or transactions that constitute the Change of Control and shall state:

(i) that the Change of Control Offer is being made pursuant to this Section 3.8 and that all Notes tendered will be accepted for payment;

(ii) the date by which the Change of Control Purchase Notice pursuant to this Section 3.8 must be given;

(iii) the purchase date, which date shall be no earlier than 30 days and no later than 60 days after the date the Company Notice is mailed (the “Change of Control Purchase Date”);

(iv) the Change of Control Purchase Price;

(v) the Holder’s right to require the Company to purchase the Notes;

(vi) the name and address of the Paying Agent;

(vii) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date;

(viii) the procedures that the Holder must follow to exercise rights under this Section 3.8; and

(ix) the procedures for withdrawing a Change of Control Purchase Notice, including a form of notice of withdrawal.

If any of the Notes is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to the repurchase of Global Notes.

(c) A Holder may exercise its rights specified in subsection (a) of this Section 3.8 upon delivery of a written notice (which shall be in substantially the form included in Exhibit A hereto, as applicable, and which may be delivered by letter, overnight courier, hand delivery, facsimile transmission or in any other written form and, in the case of Global Notes, may be delivered electronically or by other means in accordance with the Depositary’s customary procedures) of the exercise of such rights (a “Change of Control Purchase Notice”) to any Paying Agent at any time prior to the close of business on the Business Day next preceding the Change of Control Purchase Date.

The delivery of such Note to any Paying Agent (together with all necessary endorsements) at the office of such Paying Agent shall be a condition to the receipt by the Holder of the Change of Control Purchase Price therefor.

The Company shall purchase from the Holder thereof, pursuant to this Section 3.8, a portion of a Note if the principal amount of such portion is $1,000 or an integral multiple of $1,000 in excess thereof. Provisions of this Indenture that apply to the purchase of all of a Note pursuant to Sections 3.8 through 3.13 also apply to the purchase of such portion of such Note.

Notwithstanding anything herein to the contrary, any Holder delivering to a Paying Agent the Change of Control Purchase Notice contemplated by this subsection (c) shall have the right to withdraw such Change of Control Purchase Notice in whole or in a portion thereof that is a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof at any time prior to the close of business on the Business Day next preceding the Change of Control Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.9 hereof.

A Paying Agent shall promptly notify the Company of the receipt by it of any Change of Control Purchase Notice or written withdrawal thereof.

Anything herein to the contrary notwithstanding, in the case of Global Notes, any Change of Control Purchase Notice may be delivered or withdrawn and such Notes may be surrendered or delivered for purchase in accordance with the Applicable Procedures as in effect from time to time.

(d) The Company will not be required to make a Change of Control Offer upon a Change of Control with respect to the Notes if (1) a third party makes the Change of Control Offer with respect to the Notes in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company set forth in subsection (b) of this Section 3.8 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption with respect to the Notes has been given pursuant to Sections 3.1 or 3.7 hereof, unless and until there is a default in payment of the applicable redemption price, or (3) after giving effect to such Change of Control, (i) no Default or Event of Default has occurred and is continuing, (ii) the Change of Control transaction has been approved by the Board of Directors of the Company, and (iii) the Notes have received an Investment Grade Rating. In addition, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of launching the Change of Control Offer.

(e) The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

(f) The provisions under this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control (including any required notice period) may be waived or modified with respect to the Notes with the written consent of the Holders of a majority in principal amount of the Notes, including after the entry into an agreement that would result in the need to make a Change of Control Offer.

(g) In the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company purchases all of the Notes validly tendered and not withdrawn by such Holders, within 60 days of such purchase, the Company will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, to redeem all of the Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest on the Notes to, but excluding, the date of redemption. Any redemption pursuant to this Section 3.8(g) shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

Section 3.9 Effect of Change of Control Purchase Notice. Upon receipt by any Paying Agent of the Change of Control Purchase Notice specified in Section 3.8(c) hereof, the Holder of the Note in respect of which such change of Control Purchase Notice was given shall (unless such Change of Control Purchase Notice is withdrawn as specified below) thereafter be entitled to receive the Change of Control Purchase Price with respect to such Note. Such Change of Control Purchase Price shall be paid to such Holder promptly following the later of (a) the Change of Control Purchase Date with respect to such Note (provided the conditions in Section 3.8(c) hereof have been satisfied) and (b) the time of delivery of such Note to a Paying Agent by the Holder thereof in the manner required by Section 3.8(c) hereof.

A Change of Control Purchase Notice may be withdrawn by means of a written notice (which may be delivered by mail, overnight courier, hand delivery, facsimile transmission or in any other written form and, in the case of Global Notes, may be delivered electronically or by other means in accordance with the Depositary’s customary procedures) of withdrawal delivered by the Holder to a Paying Agent at any time prior to the close of business on the Business Day immediately preceding the Change of Control Purchase Date, specifying the principal amount of the Note or portion thereof (which must be a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof) with respect to which such notice of withdrawal is being submitted.

Section 3.10 Deposit of Change of Control Purchase Price. Prior to 11:00 a.m., New York City time on the Change of Control Purchase Date, the Company shall deposit with the Trustee or with a Paying Agent (other than the Company or an Affiliate of the Company) an amount of money (in immediately available funds if deposited on such Change of Control Purchase Date) sufficient to pay the aggregate Change of Control Purchase Price of all the Notes or portions thereof that are to be purchased as of such Change of Control Purchase Date. The manner in which the deposit required by this Section 3.10 is made by the Company shall be at the option of the Company, provided that such deposit shall be made in a manner such that the Trustee or a Paying Agent shall have immediately available funds on the Change of Control Purchase Date.

If a Paying Agent holds, in accordance with the terms hereof, money sufficient to pay the Change of Control Purchase Price of any Note for which a Change of Control Purchase Notice has been tendered and not withdrawn in accordance with this Indenture then, on the Change of Control Purchase Date, interest will cease to accrue on such Notes or any portion of such Notes as to which a Change of Control Purchase Notice has been tendered and not withdrawn in accordance with this Indenture and all other rights of the Holder of such Notes will terminate other than the right to receive the Change of Control Purchase Price, without interest from the Change of Control Purchase Date, on surrender of such Notes.

Section 3.11 Notes Purchased in Part. Any Note that is to be purchased only in part shall be surrendered at the office of a Paying Agent, and promptly after the Change of Control Purchase Date the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of such authorized denomination or denominations as may be requested by such Holder, in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased.

Section 3.12 Compliance with Securities Laws upon Purchase of Notes. In connection with any offer to purchase or purchase of Notes under Section 3.8 hereof, the Company shall (a) comply with Rule 14e-1 (or any successor to such Rule), if applicable, under the Exchange Act, and (b) otherwise comply with all United States federal and state securities laws and Canadian federal, provincial and territorial securities laws in connection with such offer to purchase or purchase of Notes, all so as to permit the rights of the Holders and obligations of the Company under Sections 3.8 through 3.11 hereof to be exercised in the time and in the manner specified therein. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Article 3, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Article 3 by virtue of such conflict.

Section 3.13 Repayment to the Company. To the extent that the aggregate amount of cash deposited by the Company pursuant to Section 3.10 with respect to any Notes hereof exceeds the aggregate Change of Control Purchase Price (including interest thereon) of the Notes or portions thereof that the Company is obligated to purchase, then promptly after the Change of Control Purchase Date, and upon request, the Trustee or a Paying Agent, as the case may be, shall return any such excess cash to the Company.

Section 3.14 Offer to Purchase by Application of Excess Proceeds. In the event that, pursuant to Section 4.14 hereof, the Company is required to commence an offer to all Holders to purchase Notes (“Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders of Notes. The Asset Sale Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall apply a portion of the Excess Proceeds as calculated pursuant to Section 4.14 hereof (the “Offer Amount”) to the purchase of Notes (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all of such Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

Upon the commencement of an Asset Sale Offer, the Company shall send, by first-class mail, a notice to the Trustee and each of the applicable Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.14 and Section 4.14 hereof and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that with respect to any Notes, any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(5) that, with respect to any Notes, Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have such Notes purchased in a principal amount of $1,000 (or in integral multiples of $1,000 in excess thereof) only;

(6) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of any Notes surrendered in connection with the Asset Sale Offer exceeds the Offer Amount, the Company shall select Notes to be purchased on a pro rata basis based on the principal amount of Notes surrendered (with such adjustments as may be deemed appropriate by the Company so that only such Notes in denominations of $1,000 (or integral multiples of $1,000 in excess thereof), will be purchased); and

(9) that Holders of any Notes whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of such Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of the applicable Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all such Notes tendered, and shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.14. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.14, any purchase pursuant to this Section 3.14 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

ARTICLE 4

COVENANTS

Section 4.1 Payment of Notes. The Company shall promptly make all payments in respect of the Notes on the dates and in the manner provided in the Notes and this Indenture. An installment of principal or interest shall be considered paid on the date it is due if the Paying Agent (other than the Company) holds by 11:00 a.m., New York City time, on that date money, deposited by the Company or an Affiliate thereof, sufficient to pay the installment. Except in the case of a redemption, a Change of Control Offer or an Asset Sale Offer, accrued and unpaid interest on any Note that is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name that Note is registered at the close of business on the record date for such interest at the office or agency of the Company maintained for such purpose. The Company shall (in immediately available funds), to the fullest extent permitted by law, pay interest on overdue principal (including premium, if any) and overdue installments of interest from the original due date to the date paid, at the rate applicable to the Note, which interest shall be payable on demand.

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Holder of the Global Note. The Company will make all payments of principal, interest and premium, if any, with respect to Definitive Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Definitive Notes, in the case of a Holder holding an aggregate principal amount of Notes of $1,000,000 or more, or, if no such account is specified or in the case of a Holder holding an aggregate principal amount of Notes of less than $1,000,000, by mailing a check to each such Holder’s registered address. All payments shall be made in immediately available funds in U.S. dollars. Payments to any Holder holding an aggregate principal amount of Notes in excess of $1,000,000 shall be made by wire transfer in immediately available funds to an account maintained by such Holder in the United States, if such Holder has provided wire transfer instructions to the Company at least 10 Business Days prior to the payment date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder.

Section 4.2 Maintenance of Office or Agency.

(a) The Company shall maintain in the United States of America, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co registrar) where Notes may be surrendered for payment, registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the United States of America, for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the offices of the Trustee set forth in Section 2.3 hereof as one such office or agency of the Company.

Section 4.3 Reports.

(a) The Company agrees that, for so long as any Notes remain outstanding, it shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. In addition, so long as any Notes remain outstanding, the Company will provide the Holders with:

(i) annual audited financial statements of Bausch + Lomb prepared in accordance with GAAP, which financial statements will be provided no more than 90 days following the date of the Company’s receipt of the audited financial statements of Bausch + Lomb for the applicable fiscal year; and

(ii) quarterly financial statements of Bausch + Lomb prepared in accordance with GAAP, which may be unaudited, for the three-month periods ending March 31, June 30 and September 30 of each year, which financial statements will be provided no more than 60 days following the date of the Company’s receipt of the unaudited financial statements of Bausch + Lomb for the applicable fiscal quarter;

provided that, in each case, the Company will have no obligation to deliver any financial statements if it does not receive such financial statements of Bausch + Lomb for the corresponding period, notice of which will be provided to the holders promptly following such date following which such financial statements were required to be delivered to the holders.

(b) Notwithstanding anything herein to the contrary, in the event that the Company fails to comply with its obligation to file or provide such information, documents and reports as required by this Section 4.3, the Company will be deemed to have cured such Default with respect to the Notes for purposes of Section 6.1(d) upon the filing or provision of all such information, documents and reports required hereunder prior to the expiration of 90 days after written notice to the Company of such failure from the Trustee or the Holders of at least 25% of the principal amount of the Notes.

Section 4.4 Compliance Certificates. The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year of the Company (beginning with the fiscal year ending December 31, 2022), an Officer’s Certificate as to the signer’s knowledge of the Company’s compliance with all conditions and covenants on their part contained in this Indenture and stating whether or not the signer knows of any Default or Event of Default. If such signer knows of such a Default or Event of Default, the Officer’s Certificate shall describe the Default or Event of Default and the efforts to remedy the same. For the purposes of this Section 4.4, compliance shall be determined without regard to any grace period or requirement of notice provided pursuant to the terms of this Indenture.

Section 4.5 Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

Section 4.6 Maintenance of Corporate Existence. Subject to Article 5 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

Section 4.7 [Reserved].

Section 4.8 Restricted Payments.

(a) The Company shall not, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(iii) purchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is secured on a junior basis, unsecured or contractually subordinated in right of payment to the Notes, except (i) from the Company or (ii) the purchase, redemption, defeasance or other acquisition or retirement of any such Indebtedness made in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, redemption, defeasance or other acquisition or retirement; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).

(b) The preceding provisions shall not prohibit, and this Indenture expressly permits:

(i) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Indenture;

(ii) the defeasance, redemption, repurchase or other acquisition or retirement of subordinated Indebtedness of the Company with the net cash proceeds from, or in exchange for, an incurrence of Permitted Refinancing Indebtedness;

(iii) payments to holders of Equity Interests (or to the holders of Indebtedness that is convertible into or exchangeable for Equity Interests upon such conversion or exchange) in lieu of the issuance of fractional shares;

(iv) the making of additional Restricted Payments from amounts received by the Company as a distribution, dividend or otherwise, related to the Bausch + Lomb Equity Interests held by the Company up to an aggregate amount since the Issue Date under this clause (iv) of $500.0 million so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) the LTV Ratio for the Company is no more than 75% as of the date of any such Restricted Payment pursuant to this clause (iv);

(v) the distribution, as a dividend or otherwise, of Bausch + Lomb Equity Interests up to an aggregate amount since the Issue Date under this clause (v) of 8.7% of the issued and outstanding Bausch + Lomb Equity Interests, less any amount of Bausch + Lomb Equity Interests the proceeds of which were applied pursuant to clause (vi) below;

(vi) Restricted Payments made with any proceeds received by the Company from the sale of Bausch + Lomb Equity Interests in any Bausch + Lomb Equity Offering up to an aggregate amount since the Issue Date of 8.7% of the issued and outstanding Bausch + Lomb Equity Interests less any amount of Bausch + Lomb Equity Interests distributed pursuant to clause (v) above; and

(vii) the making of additional Restricted Payments in an amount not to exceed the portion, if any, of the Declined Asset Sale Proceeds on such date that the Company elects to apply to this clause (vii).

(c) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value (determined, for purposes of this Section 4.8, by the Company or, in the case of any asset(s) valued in excess of $75.0 million, by the Board of Directors of the Company) on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company, pursuant to the Restricted Payment. For purposes of determining compliance with this Section 4.8, in the event that a Restricted Payment meets the criteria of more than one of the categories described in clauses (i) through (vii) of clause (b) of this Section 4.8, including Section 4.8(a) or the definition of “Permitted Investment,” the Company will be permitted to classify such Restricted Payment and later reclassify all or a portion of such Restricted Payment in any manner that complies with this Section 4.8. In addition, a Restricted Payment need not be permitted solely by reference to one provision permitting such Restricted Payment but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.8 permitting such Restricted Payment.

Section 4.9 Incurrence of Indebtedness and Issuance of Disqualified Stock.

(a) The Company shall not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur”), with respect to any Indebtedness, and the Company shall not issue any Disqualified Stock.

(b) Subsection (a) of this Section 4.9 shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Company of Indebtedness represented by the Notes (including any future Guarantee on the Notes);

(ii) the incurrence by the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under the immediately preceding paragraph;

(iii) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.9;

(iv) Indebtedness incurred by the Company constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, death, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence; and

(v) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of notice of its incurrence.

(c) The Company shall not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms.

(d) For purposes of determining compliance with this Section 4.9, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (v) of Section 4.9(b) hereof, the Company shall be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify from time to time all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.9. Indebtedness permitted by this Section 4.9 need not be permitted solely by reference to one clause permitting such Indebtedness but may be permitted in part by one such clause and in part by one or more other clauses of this Section 4.9 permitting such Indebtedness.

(e) In addition, for purposes of determining compliance with this Section 4.9, the Company may, pursuant to an Officer’s Certificate delivered to the Trustee, elect to treat all or any portion of the commitment under any Indebtedness (including with respect to any revolving loan commitment) as being incurred at the time of such commitment, in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed to be an incurrence at such subsequent time.

Section 4.10 [Reserved].

Section 4.11 Liens. The Company shall not, directly or indirectly, create, incur, assume or suffer to exist any Lien (except a Permitted Lien) of any kind on any asset now owned or hereafter acquired.

Section 4.12 [Reserved].

Section 4.13 Transactions with Affiliates.

(a) The Company shall not make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:

(i) the Affiliate Transaction is on terms that are no less favorable, taken as a whole, to the Company than those that would have been obtained in a comparable transaction by the Company with an unrelated Person, as determined by the Company in good faith; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company.

(b) The following items shall be deemed not to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.13(a) hereof:

(i) any employment agreement or benefit or similar plan entered into by the Company in the ordinary course of business of the Company;

(ii) transactions with a Person that is an Affiliate of the Company solely because such Affiliate owns an Equity Interest in, or controls, such Person;

(iii) the payment of reasonable compensation and fees to, and the provision of customary indemnities to, current or former officers, directors, employees or consultants of the Company;

(iv) issuances or sales of Equity Interests (other than Disqualified Stock) of the Company to Affiliates or employees of or consultants to the Company;

(v) Restricted Payments that are permitted by the provisions of Section 4.8 hereof and Permitted Investments;

(vi) transactions effected pursuant to agreements in effect on the date of this Indenture and any amendment, modification or replacement to such agreement (so long the as amendment, modification or replacement is not, in the good faith judgment of the Company, materially more disadvantageous to the Company, taken as a whole, than the terms of those agreements in effect on the date of this Indenture);

(vii) any agreement that grants registration and other customary rights in connection therewith or otherwise to the direct or indirect security holders of the Company (and the performance of such agreements); and

(viii) transactions with Affiliates solely in their capacity as Holders of Indebtedness or Capital Stock of the Company, where such Affiliates receive the same consideration as non-Affiliates in such transactions.

Section 4.14 Asset Sales.

(a) The Company shall not consummate an Asset Sale unless:

(i) the Company receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (determined, for purposes of this clause (i), by the Company or, in the case of any asset(s) valued in excess of $75.0 million, by the Board of Directors of the Company) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii) at least 100% of the consideration received in the Asset Sale by the Company is in the form of cash or Cash Equivalents.

For purposes of this Section 4.14, each of the following will be deemed to be cash: any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) (i) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company from further liability or (ii) that are discharged by the transferee in a transaction pursuant to which neither the Company has any liability following such Asset Sale.

(b) Within 30 days after the receipt of any Net Proceeds from an Asset Sale, the Company shall apply an amount equal to those Net Proceeds to retire Notes (x) pursuant to Section 3.7 hereof or (y) by making an offer to purchase Notes in accordance with Section 4.14(c). If the Company determines in good faith that the repatriation (or other intercompany distribution) to the Company of any amounts required to be applied as set forth above would result in material and adverse tax consequences for the Company or any of its subsidiaries, Affiliates or indirect or direct equity owners, taking into account any foreign tax credit or benefit actually realized in connection with such repatriation (such amount, a “Restricted Amount”), as determined by the Company in good faith, the amount the Company shall be required to apply as set forth above shall be reduced by the Restricted Amount.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.14(b) hereof shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds in any calendar year exceeds $20.0 million, the Company shall make an offer (an “Asset Sale Offer”) to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of the amount of such Excess Proceeds. The offer price in any Asset Sale Offer shall be equal to the redemption price set forth in Section 3.7(a) hereof that would be applicable had the Company elected to redeem the Notes at the time of such Asset Sale, plus accrued and unpaid interest to, but not including, the date of purchase, and shall be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer (“Declined Asset Sale Proceeds”), the Company may use the amount of such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company shall select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

Section 4.15 [Reserved].

Section 4.16 [Reserved].

Section 4.17 Business Activities; Subsidiaries.

(a) The Company shall not engage in any business or operations other than (i) the ownership of Bausch + Lomb Equity Interests, (ii) the issuance of the Notes or any other Permitted Debt and, in each case, the performance of the obligations of the Company under the documents governing such Indebtedness, (iii) the granting of any Liens permitted to be incurred under this Indenture, (iv) holding cash and Permitted Investments, (v) actions required by law to maintain its existence, (vi) the payment of operating and business expenses and taxes incidental to its ownership of Bausch + Lomb Equity Interests, (vii) the performance of obligations under and compliance with its certificate of incorporation and by-laws or similar documents, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of the Company, (viii) any actions expressly permitted under this Indenture and (ix) activities incidental to the foregoing.

(b) The Company shall not have any Subsidiaries other than Bausch + Lomb Entities.

Section 4.18 [Reserved].

Section 4.19 Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenant that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.20 Notice of Default. In the event that any Default or Event of Default under Section 6.1 hereof shall occur, the Company shall give prompt written notice of such Default or Event of Default to the Trustee, after it becomes aware of the same.

Section 4.21 Payment of Additional Amounts.

(a) All payments made by or on behalf of the Company (also referred to in this section as a “Payor”) under or with respect to the Notes will be made free and clear of any withholding or deduction for or on account of any tax, duty, levy, impost, assessment or other governmental charge of whatever nature (collectively, “Tax”) imposed or levied by or on behalf of any jurisdiction in which such Payor is organized, resident or carrying on business for tax purposes or from or through which such Payor makes any payment on the Notes or any department or political subdivision of any of the foregoing (each, a “Relevant Taxing Jurisdiction”), unless the Payor (or an applicable withholding agent) is required to withhold or deduct Taxes by law. If the Payor (or an applicable withholding agent) is required by law to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to any Notes, the Payor, subject to the exceptions listed below, will pay additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder or Beneficial Owner of the Notes after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the Holder or Beneficial Owner would have received if such Taxes had not been required to be so withheld or deducted.

(b) A Payor will not, however, pay Additional Amounts to a Holder or Beneficial Owner of Notes:

(i) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the existence of any present or former connection between the Holder or Beneficial Owner (or between a fiduciary, settler, beneficiary, member or shareholder of, or possessor of a power over, such Holder or Beneficial Owner, if such Holder or Beneficial Owner is an estate, trust, partnership or corporation) and the Relevant Taxing Jurisdiction (other than any connection resulting solely from the acquisition, ownership, holding or disposition of Notes, the receipt of payments thereunder and/or the exercise or enforcement of rights under any Notes);

(ii) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the failure of the Holder or Beneficial Owner of Notes, following the Company’s or the Payor’s written request addressed to the Holder, to the extent such Holder or Beneficial Owner is legally eligible to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or Beneficial Owner is not resident in the Relevant Taxing Jurisdiction);

(iii) with respect to any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property tax or any similar Taxes;

(iv) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the presentation by the Holder or Beneficial Owner of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(v) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for (i) the Holder or Beneficial Owner not dealing at arm’s length, within the meaning of the Income Tax Act (Canada), with such Payor or (ii) being a person who is a “specified entity” (as defined in proposed subsection 18.4(1) of the Income Tax Act (Canada) contained in proposals to amend such Act released on April 29, 2022) in respect of such Payor to the extent that the applicable payment would be subject to withholding tax under such Act as a consequence of such proposals;

(vi) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for such Holder or Beneficial Owner being, or not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with, a “specified shareholder” of the Company as defined in subsection 18(5) of the Income Tax Act (Canada) for purposes of the thin capitalization rules in the Income Tax Act (Canada);

(vii) to the extent the Taxes giving rise to such Additional Amounts are U.S. federal withholding taxes imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations, official interpretations or administrative authority promulgated thereunder and any agreements entered into pursuant to Section 1471(b)(1) of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and, for the avoidance of doubt, any intergovernmental agreement (and related legislation, rules or practices) implementing the foregoing (taken together, “FATCA”), except to the extent that such Taxes result from a failure of any Paying Agent to comply with FATCA; or

(viii) any combination of items (i), (ii), (iii), (iv), (v), (vi) and (vii).

Additional Amounts also shall not be paid with respect to any payment on the Notes to a Beneficial Owner who is a fiduciary, a partnership (or entity treated as a partnership for tax purposes) or anyone other than the sole Beneficial Owner of that payment to the extent that payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a Beneficial Owner who would not have been entitled to the Additional Amounts had that beneficiary, settlor, member or interest holder been the Beneficial Owner.

(c) The Payor or applicable withholding agent will (i) make any such withholding or deduction required by applicable law and (ii) timely remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Payor, or the applicable withholding agent, will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Payor, or the applicable withholding agent, will provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Payor, such other documentation that provides reasonable evidence of such payment by the Payor.

(d) Where Tax is payable pursuant to Regulation 803 of the Income Tax Act (Canada) by a Holder or Beneficial Owner of the Notes in respect of any amount payable under the Notes to the Holder (other than by reason of a transfer of the Notes to a person resident in Canada with whom the transferor does not deal at arm’s length for the purposes of such Act), but no Additional Amount is paid in respect of such Tax, the Payor will pay as or on account of interest to the Holder an amount equal to such Tax (a “Regulation 803 Reimbursement”) plus an amount equal to any Tax required to be paid by the Holder or Beneficial Owner as a result of such Regulation 803 Reimbursement within 45 days after receiving from the Holder a notice containing reasonable particulars of the Tax so payable, provided such Holder or beneficial owner would have been entitled to receive Additional Amounts on account of such Tax (and only to the extent of such Additional Amounts that such Holder or Beneficial Owner would have been entitled to receive) but for the fact that it is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes.

(e) Prior to the date on which the payment of any Additional Amounts are due, the Payor will deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts will be payable on the applicable payment date, and setting forth the amounts so payable, and will set forth such other information necessary to enable the Trustee (or applicable paying agent) to pay such Additional Amounts to Holders on the payment date. Any such Officer’s Certificate will be delivered at least two Business Days in advance of when the payments in question are required to be made (unless a shorter period of time is acceptable to the Trustee in its reasonable discretion). The Payor will promptly publish a notice in accordance with Section 10.2 hereof stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

(f) The Payor will reimburse the Holders or Beneficial Owners of Notes, upon written request of such Holder or Beneficial Owner of Notes and certified proof of payment for the amount of (i) any Taxes levied or imposed by a Relevant Taxing Jurisdiction and payable by such Holder or Beneficial Owner in connection with payments made under or with respect to the Notes; and (ii) any Taxes levied or imposed with respect to any reimbursement under the foregoing clause (i) or this clause (ii), so that the net amount received by such Holder or

Beneficial Owner after such reimbursement will not be less than the net amount such Holder or Beneficial Owner would have received if the Taxes giving rise to the reimbursement described in clauses (i) and/or (ii) had not been imposed, provided, however, that the indemnification obligation provided for in this Section 4.21(f) shall not extend to Taxes imposed for which the Holder or Beneficial Owner of the Notes would not have been eligible to receive payment of Additional Amounts hereunder by virtue of clauses (i) through (viii) of Section 4.21(b) hereof, or to the extent such Holder or Beneficial Owner received Additional Amounts with respect to such payments.

(g) In addition, the Payor will pay any stamp, issue, registration, court, documentary, excise or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction at any time in respect of the execution, issuance, registration or delivery of the Notes or any other document or instrument referred to thereunder and any such taxes, charges or duties imposed by any Relevant Taxing Jurisdiction at any time as a result of, or in connection with, (i) any payments made pursuant to the Notes or any other such document or instrument referred to thereunder and/or (ii) the enforcement of the Notes any other such document or instrument referred to thereunder.

(h) The obligations described under this Section 4.21 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any successor Person, to any Payor and to any jurisdiction in which such successor is organized, carrying on business or is otherwise resident for Tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.

(i) Whenever this Indenture refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note, such reference includes the payment of Additional Amounts or other payments that would be payable pursuant to this Section 4.21, if applicable.

Section 4.22 After-Acquired Property.

(a) Promptly following the acquisition by the Company of any After-Acquired Property, the Company shall, subject to the limitations set forth herein, including the remaining clauses below, (i) provide a Lien over such property consistent with the Liens granted over similar property in the applicable jurisdiction (or in the case of any jurisdiction where no Liens were previously granted, to the extent customary and reasonably achievable under applicable local law) in favor of the Notes Collateral Agent and (ii) execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates as shall be necessary to vest in the Notes Collateral Agent a perfected security interest, subject only to Permitted Liens, in such After-Acquired Property or in the Collateral and to have such After-Acquired Property or such Collateral (but subject to the limitations set forth in the Collateral Documents) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property or Collateral to the same extent and with the same force and effect, and deliver certificates and Opinions of Counsel consistent with the ones delivered in the applicable jurisdiction in connection with other Collateral Documents or in the case of any jurisdiction where no Liens were previously granted, such certificates and Opinions of Counsel as are customary in such jurisdiction; provided, however, that if granting such security interest in such After-Acquired Property or Collateral requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent with respect to the security interest for the benefit of the Trustee and the Notes Collateral Agent on behalf of the Holders of the Notes; provided further, however, that if such third party does not consent to the granting of such security interest after the use of such commercially reasonable efforts, the Company will not be required to provide such security interest.

(b) Notwithstanding anything in this Indenture or the Collateral Documents to the contrary, in addition to the other exceptions and limitations described in the Collateral Documents, in no event shall the Company be required to (x) create any security interests in assets located, titled, registered or filed outside of its jurisdiction of organization or to perfect such security interests or (y) deliver (A) control agreements, (B) landlord waivers, (C) bailee letters, (D) other similar third party documents, or (E) security agreements, pledge agreements, or share charge (or mortgage) agreements (or similar agreements) governed under the laws of a jurisdiction other than its jurisdiction of organization.

(c) Notwithstanding anything in this Indenture or the Collateral Documents to the contrary, the Company will not be required to perfect by control any security interest in deposit accounts, securities accounts, commodities accounts or similar accounts.

(d) The limitations set forth in clauses (b) and (c) above are referred to as the “Applicable Collateral Limitations.”

Section 4.23 No Impairment of the Security Interests. Except as otherwise permitted under this Indenture (including, for the avoidance of doubt, pursuant to a transaction otherwise permitted by this Indenture) and the Collateral Documents, the Company shall not be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Secured Parties.

ARTICLE 5

MERGER, CONSOLIDATION OR SALE OF ASSETS

Section 5.1 Merger, Consolidation or Sale of Assets.

(a) The Company shall not, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person (whether or not the Company is the surviving Person) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company, taken as a whole, in one or more related transactions, to another Person, unless:

(i) either (x) the Company is the surviving Person; or (y) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is organized and validly existing under the laws of the U.S., any state of the U.S. or the District of Columbia or under the laws of Canada or any province thereof, any member state of the European Union as in effect on the Issue Date, Bermuda, Cayman Islands, any Channel Island or Switzerland (provided that if such entity is not a corporation, a co-obligor of the Notes is a corporation);

(ii) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of the Company under the Notes and this Indenture;

(iii) immediately after such transaction, no Default or Event of Default exists;

(iv) the Company or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made shall, on the date of such transaction after giving pro forma effect thereto and any related financing transactions, has no Indebtedness other than Permitted Debt; and

(v) the Company has delivered to the Trustee an Officer’s Certificate stating that such consolidation, amalgamation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) The Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

Notwithstanding the foregoing: the Company may merge or amalgamate with any Person solely for the purpose of reincorporating the Company in another jurisdiction within the United States of America, any state thereof or the District of Columbia, or Canada or any province thereof, any member state of the European Union as in effect on the Issue Date, Bermuda, Cayman Islands, any Channel Island, Singapore or Switzerland or converting the Company into a limited liability company organized under the United States of America, any state thereof or the District of Columbia, or Canada or any province thereof, any member state of the European Union as in effect on the Issue Date, Bermuda, Cayman Islands, any Channel Island, Singapore or Switzerland (provided that a co-obligor of the Notes is a corporation).

Section 5.2 Successor Substituted. Upon any consolidation of the Company with, or merger or amalgamation of the Company into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company in accordance with Section 5.1 hereof, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Indenture and the Notes.

ARTICLE 6

DEFAULT AND REMEDIES

Section 6.1 Events of Default. Each of the following is an “Event of Default” with respect to the Notes:

(a) default in the payment of any principal of (including, without limitation, any premium, if any, on) of the Notes when the same becomes due and payable (whether at maturity, upon a Redemption Date, Change of Control Purchase Date, Purchase Date or otherwise);

(b) default in the payment of any interest payable on Notes when the same becomes due and payable and the Default continues for a period of 30 days;

(c) failure by the Company

(i) to comply with any of the provisions of Sections 3.8, 3.14 or 4.14 of this Indenture, which failure remains uncured for 30 days after written notice to the Company from the Trustee or to the Company and the Trustee from the Holders of at least 25% in outstanding principal amount of the Notes; or

(ii) to comply with the provisions described in Section 5.1 of this Indenture;

(d) the Company fails to comply with any of the other covenants contained in the Notes, the Collateral Documents or this Indenture and the Default continues for 60 days (or 90 days in the case of the provisions of Section 4.3) after written notice to the Company from the Trustee or to the Company and the Trustee from the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company (or the payment of which is guaranteed by the Company) whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:

(i) is caused by a failure to pay principal when due on such Indebtedness within any applicable grace period provided in such Indebtedness (a “Payment Default”); or

(ii) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(f) failure by the Company to pay final non-appealable judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged, stayed or subject to insurance for a period of 60 days after becoming final;

(g) unless such Liens have been released in accordance with the provisions of the applicable Collateral Documents, liens with respect to all or substantially all of the Collateral cease to be valid or enforceable, or the Company shall assert, in any pleading in any court of competent jurisdiction, that any such security interests are invalid or unenforceable;

(h) the Company or any of its Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case or proceeding;

(ii) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(iv) makes a general assignment for the benefit of its creditors;

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any of its Subsidiaries in an involuntary case or proceeding;

(ii) appoints a Custodian of the Company or any of its Subsidiaries or for all or substantially all of the property of the Company or any of its Subsidiaries; or

(iii) orders the liquidation of the Company or any of its Subsidiaries;

and in each case the order or decree described in this clause (h) remains unstayed and in effect for 60 consecutive days; or

(j) the Company fails to own at least 29.5% of the issued and outstanding Bausch + Lomb Equity Interests at any time.

Any notice given pursuant to Section 6.1(d) hereof must be in writing and must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” When any Default under this Section 6.1 is cured, it ceases.

Section 6.2 Acceleration. If an Event of Default (other than an Event of Default specified in clause (h) or (i) of Section 6.1 hereof with respect to the Company) with respect to the Notes occurs and is continuing, the Trustee may, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may, by notice to the Company and the Trustee, declare all unpaid principal to the date of acceleration on the Notes then outstanding (if not then due and payable) to be due and payable upon any such declaration, and the same shall become and be immediately due and payable. If an Event of Default specified in clause (h) or (i) of Section 6.1 hereof with respect to the Company occurs, all unpaid principal (including, without limitation, any premium, if any, then outstanding), and accrued interest, if any, on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of a majority in aggregate principal amount of Notes then outstanding by notice to the Trustee may rescind an acceleration and its consequences if (a) all existing Events of Default, other than the nonpayment of the principal of Notes which has become due solely by such declaration of acceleration, have been cured or waived; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all payments due to the Trustee and any predecessor Trustee under Section 7.7 hereof in respect of the Notes have been made. No such rescission shall affect any subsequent default or impair any right consequent thereto.

Notwithstanding anything to the contrary set forth above, a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default.

If the Notes are accelerated or otherwise become due prior to their stated maturity, in each case as a result of an Event of Default (including, but not limited to, an Event of Default specified in clauses (h) or (i) of Section 6.1 (including the acceleration of any portion of the Obligations evidenced by the Notes by operation of law)), then the additional amount that shall then be due and payable on the Premium Effective Date shall be equal to: (i) one hundred percent (100.00%) of the principal amount of such Notes, plus (ii) the Applicable Premium (collectively, the “Redemption Price”), in each case, as if such acceleration gave rise to an optional redemption of the Notes (including, for the avoidance of doubt an optional redemption made pursuant to Section 3.7 hereof) so accelerated on the Premium Effective Date. Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to their stated maturity, in each case, as a result of an Event of Default (including, but not limited to, an Event of Default specified in clauses (h) or (i) above (including the acceleration of any portion of the Indebtedness evidenced by the Notes by operation of law)), the amount by which the applicable Redemption Price exceeds the principal amount of the Notes (the “Redemption Price Premium”) with respect to an optional redemption of the Notes shall be due and payable as though the Notes had been optionally redeemed on the Premium Effective Date and shall constitute part of the Obligations with respect to the Notes in view of the impracticability and difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of lost profits of each of the Holders of such Notes as a result thereof. The Redemption Price Premium shall be presumed to be liquidated damages sustained by each Holder of Notes as the result of the payment or settlement of the Notes or a claim in a proceeding described in clauses (h) or (i) of Section 6.1 hereof in respect of the Notes, in each case arising out of the acceleration of the Notes, or in the event the Notes or this Indenture are satisfied, released or discharged through foreclosure after acceleration of the Notes, whether by judicial proceeding, deed in lieu of foreclosure or by any other means (the date of such payment, settlement, satisfaction, release or discharge being the “Premium Effective Date”).

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (other than any Holder that is a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by Beneficial Owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must, at the time of providing a Noteholder Direction, covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the Beneficial Owner of such Notes in lieu of DTC or its nominee. If, following the delivery of a Noteholder Direction, but prior to the acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder providing such Noteholder Direction was, at any relevant time, in breach of its Position Representation and provides to the Trustee evidence that the Company has filed papers with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such

Holder, the percentage of the Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred. In addition, for the avoidance of doubt, this paragraph shall not apply to any Holder that is a Regulated Bank; provided that if a Regulated Bank is a Directing Holder or a Beneficial Owner directing DTC, it shall provide a written representation to the Company that it is a Regulated Bank.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely without liability on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action or staying any remedy. The Trustee shall have no liability to the Company, any Holder or any other Person in acting in good faith on a Noteholder Direction or taking no action in good faith with respect thereto, or for determining whether any Holder has delivered a Position Representation, such Position Representation conforms with the requirements of this Indenture or any other agreement or any Holder is a Regulated Bank.

Section 6.3 Other Remedies. If an Event of Default occurs and is continuing in respect of the Notes, the Trustee may, but shall not be obligated to, pursue any available remedy by proceeding at law or in equity to collect the payment of the principal of or interest on the Notes or to enforce the performance of any provision of such Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 6.4 Waiver of Defaults and Events of Default. Subject to Sections 6.7 and 9.2 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may waive an existing Default or Event of Default and its consequences, except a Default or Event of Default in the payment of the principal of, premium, if any, or interest on any Notes when due or any Default or Event of Default in respect of any provision of this Indenture or the Notes which, under Section 9.2 hereof, cannot be modified or amended without the consent of the Holder of each Note affected (with respect to any Notes held by a non-consenting Holder). When a Default or Event of Default is waived, it is cured and ceases.

Section 6.5 Control by Majority. The Holders of a majority in outstanding aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that it determines, in consultation with its counsel conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Holder of Notes or the Trustee, or that may involve the Trustee in personal liability unless the Trustee is offered indemnity satisfactory to it; provided, however, that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Section 6.6 Limitations on Suits. A Holder may not pursue any remedy with respect to this Indenture or the Notes (except actions for payment of overdue principal, premium, if any, or interest) unless:

(a) the Holder gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer to the Trustee reasonable indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(e) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Notes.

Section 6.7 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, with respect to the Notes, the contractual right of any Holder of a Note to receive payment of the principal of, or interest on such Note, on or after the respective due dates expressed in such Note and this Indenture and to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of the Holder.

Section 6.8 Collection Suit by Trustee. If an Event of Default in the payment of principal or interest specified in clause (a) or (b) of Section 6.1 hereof occurs and is continuing with respect to the Notes, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or another obligor on the Notes for the whole amount of principal and accrued interest remaining unpaid, together with, to the extent that payment of such interest is lawful, interest on overdue principal and overdue installments of interest, in each case at a rate equal to the interest rate then in effect on such Note and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.9 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor on the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any money or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof, and to the extent that such payment of the reasonable compensation, expenses, disbursements and advances in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to, or, on behalf of any Holder, to authorize, accept or adopt any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities. If the Trustee collects any money pursuant to this Article 6, including upon realization of the Collateral, it shall pay out the money in the following order:

First, to the Trustee for amounts due under Section 7.7 hereof;

Second, to Holders for amounts due and unpaid on the Notes for principal and interest ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal and interest respectively; and

Third, to the extent of any excess of such proceeds to the payment to or upon the order of the applicable Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit made by the Trustee, a suit by a Holder pursuant to Section 6.7 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the Notes then outstanding.

Section 6.12 Capital Stock Considerations. Solely with respect to the portion of the Collateral constituting Capital Stock, prior to the 20th Business Day after the date on which the Trustee or the Notes Collateral Agent declare the existence of any Event of Default and demand the repayment of all of the principal amount of the Obligations thereunder (such date, the “Notes Acceleration Date”), none of the Company, the Notes Collateral Agent, the Trustee or Holders of the Notes shall be permitted to enforce on the security interest in, take any action (including exercising any voting or consent rights) with respect to, or dispose or otherwise transfer, Collateral constituting Capital Stock, in each case, without the consent of the Company and Holders of a majority of the aggregate outstanding principal amount the Notes. The foregoing restrictions shall not restrict any rights of, or actions by, the Company related to such Collateral prior to the Notes Acceleration Date.

Notwithstanding the foregoing, following an Event of Default and acceleration of the Notes pursuant to this Indenture, the Trustee and the Notes Collateral Agent (each on behalf of the Secured Parties) may take any of the following actions: (a) in any insolvency or liquidation proceeding, as necessary to file a proof of claim or statement of interest with respect to such Notes, (b) as necessary to take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and the perfection and priority of its Lien on, the Collateral, (c) in any insolvency or liquidation proceeding commenced by or against the Company, to file any necessary or appropriate responsive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any person objecting to or otherwise seeking disallowance of the claim or Lien of the Notes Collateral Agent, (d) to file any pleadings, objections, motions, or agreements which assert rights available to unsecured creditors of the Company arising under any insolvency or liquidation proceeding or applicable non-bankruptcy law and (e) the Notes Collateral Agent or the Holders of Notes may vote on any plan of arrangement, compromise or reorganization in any insolvency or liquidation proceeding of the Company.

ARTICLE 7

TRUSTEE

Section 7.1 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(A) the Trustee need perform only those duties as are specifically set forth in this Indenture and no others; and

(B) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. The Trustee, however, shall examine any certificates and opinions which by any provision hereof are specifically required to be delivered to the Trustee to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(A) this paragraph does not limit the effect of subsection (b) of this Section 7.1;

(B) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(C) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 hereof.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers unless the Trustee shall have received satisfactory indemnity in its opinion against potential costs and liabilities incurred by it relating thereto.

(e) Every provision of this Indenture that in any way relates to the Trustee is subject to subsections (a), (b), (c) and (d) of this Section 7.1.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.2 Rights of Trustee. Subject to Section 7.1 hereof:

(a) The Trustee may rely conclusively on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel (or both), which shall conform to Section 10.4(b) hereof. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through its agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection in respect of any such action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a default is received by a responsible Trust Officer of the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture. The Trustee shall not be responsible for monitoring the value of any collateral that is released from the Liens hereunder.

(i) The rights, privileges, protections, immunities and benefits given to BNY Mellon as Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, BNY Mellon in each of its capacities hereunder, including as Registrar, Paying Agent and Notes Collateral Agent, and to each agent, custodian and other Person employed to act hereunder.

(j) In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, any epidemics, pandemics or similar outbreaks of infectious disease, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 7.3 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or an Affiliate of the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to Sections 7.10 and 7.11 hereof.

Section 7.4 Trustee’s Disclaimer. The Trustee makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement in the Notes other than its certificate of authentication.

Section 7.5 Notice of Default or Events of Default. If a Default or an Event of Default occurs and is continuing and if a Trust Officer of the Trustee has received written notice of such Default or Event of Default at its Corporate Trust Office and such notice references the Notes and this Indenture, the Trustee shall notify each Noteholder of the Default or Event of Default within 90 days after it is known by the Trustee. However, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of Noteholders, except in the case of a Default or an Event of Default in payment of the principal (including premium, if any) of or interest on any Note.

Section 7.6 [Reserved].

Section 7.7 Compensation and Indemnity. The Company shall pay to the Trustee from time to time such compensation (as agreed to from time to time by the Company and the Trustee in writing) for its services (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust). The Company shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances incurred or made by it. Such expenses may include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company shall indemnify the Trustee or any predecessor Trustee (which for purposes of this Section 7.7 shall include its officers, directors, employees and agents) for, and hold it harmless against, any and all loss, liability or expense including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), (including reasonable legal fees and expenses) incurred by it in connection with the acceptance or administration of its duties under this Indenture or any action or failure to act as authorized or within the discretion or rights or powers conferred upon the Trustee hereunder or thereunder including the reasonable costs and expenses of the Trustee and its counsel in defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder. The Trustee shall notify the Company promptly of any claim asserted against the Trustee for which it may seek indemnity. The Company need not pay for any settlement effected without its prior written consent, which shall not be unreasonably withheld.

The Company need not reimburse the Trustee for any expense or indemnify it against any loss or liability determined by a court of competent jurisdiction to have been caused by its own gross negligence or willful misconduct.

To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a senior claim to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, except such money or property held in trust to pay the principal of and interest on the Notes. The obligations of the Company under this Section 7.7 shall survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in clause (h) or (i) of Section 6.1 hereof occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law to the extent permitted by law. The provisions of this Section shall survive the termination of this Indenture.

Section 7.8 Replacement of Trustee. The Trustee may resign by so notifying the Company. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent;

(c) a Custodian or other public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Company shall promptly appoint a successor Trustee. The resignation or removal of a Trustee shall not be effective until a successor Trustee shall have delivered the written acceptance of its appointment as described below.

If a successor Trustee does not take office within 45 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of 10% in principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Company.

If the Trustee fails to comply with Section 7.10 hereof, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after that, the retiring Trustee, upon payment of its charges hereunder, shall transfer all property held by it as Trustee of the Notes to the successor Trustee and be released from its obligations (exclusive of any liabilities that the retiring Trustee may have incurred while acting as Trustee) hereunder, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee of the Notes under this Indenture. A successor Trustee shall mail notice of its succession to each affected Holder.

A retiring Trustee shall not be liable for the acts or omissions of any successor Trustee after its succession.

Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 hereof shall continue for the benefit of the retiring Trustee.

Section 7.9 Successor Trustee by Merger, Etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust assets (including the administration of this Indenture) to, another corporation, the resulting, surviving or transferee corporation, without any further act, shall be the successor Trustee, provided such transferee corporation shall qualify and be eligible under Section 7.10 hereof. Such successor Trustee shall promptly mail notice of its succession to the Company and each affected Holder.

Section 7.10 Eligibility; Disqualification. The Trustee shall always satisfy the requirements of paragraphs (1), (2) and (5) of TIA Section 310(a). The Trustee (or its parent holding company) shall have a combined capital and surplus of at least $50,000,000. If at any time the Trustee shall cease to satisfy any such requirements, it shall resign immediately in the manner and with the effect specified in this Article 7. The Trustee shall be subject to the provisions of TIA Section 310(b).

Section 7.11 Preferential Collection of Claims Against the Company. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

Section 7.12 Collateral Documents. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Notes Collateral Agent, as the case may be, to execute and deliver any Collateral Documents in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including any Collateral Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, any Collateral Documents, the Trustee and the Notes Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE 8

DEFEASANCE; SATISFACTION AND

DISCHARGE OF INDENTURE

Section 8.1 Satisfaction and Discharge of Indenture. This Indenture shall cease to be of further effect with respect to the Notes and all Liens on Collateral securing the Notes will be released, and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture and release of such Liens, when

(a) either

(i) all Notes theretofore authenticated and delivered (other than (i) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.7 hereof and (ii) Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company as provided in Section 8.5 hereof) have been delivered to the Trustee for cancellation; or

(ii) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the mailing or transmission of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be irrevocably deposited cash in U.S. dollars, non-callable Government Securities or a combination thereof with the Trustee or a Paying Agent (other than the Company or any of their Affiliates) as trust funds in trust for the purpose of and in an amount sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound, and as to which the rights of the other parties thereto are senior to those of the Holders;

(c) the Company has paid or caused to be paid all other sums payable hereunder by the Company;

(d) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward payment of the Notes at maturity or Redemption Date, as the case may be; and

(e) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 7.7 hereof shall survive and, if cash in U.S. dollars, non-callable Government Securities or a combination thereof shall have been deposited with the Trustee pursuant to subclause (ii) of clause (a) of this Section, the provisions of Sections 2.3, 2.4, 2.5, 2.6, 2.7, 2.12, 4.2 and 7.8, this Article 8 and Section 10.5, shall survive until the Notes have been paid in full.

Section 8.2 Legal Defeasance. The Company shall be deemed to have paid and will be discharged from any and all obligations in respect of this Indenture and the Notes and have Liens on the Collateral securing the Notes released on the date of the deposit referred to in clause (a) of this Section 8.2, and the provisions of this Indenture shall no longer be in effect (“Legal Defeasance”), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same, except for the following provisions, which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Notes to receive solely from the trust fund described in clause (a) below payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company’s obligations with respect to the Notes under Article 2 and Section 4.2 hereof, (iii) the rights, powers, trusts, duties, indemnities and immunities of the Trustee hereunder, including, without limitation, Section 7.7 hereof and the Company’s obligations in connection therewith and (iv) this Section 8.2. Subject to compliance with this Section 8.2, the Company may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof. The following conditions shall apply to Legal Defeasance:

(a) the Company shall have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to their Stated Maturity or to a particular Redemption Date;

(b) the Company shall have delivered to the Trustee an Opinion of Counsel (based on a ruling received from or published by the United States Internal Revenue Service or a change in the applicable U.S. federal income tax law since the date of this Indenture) in the United States reasonably acceptable to the Trustee to the effect that the Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) the Company shall have delivered to the Trustee either (i) an Opinion of Counsel in Canada reasonably acceptable to the Trustee to the effect that, based upon Canadian law then in effect and having regard to any applicable proposed amendments thereto which have been publicly announced prior to the date of such defeasance, the Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial or other tax purposes, as a result of such Legal Defeasance and will be subject to Canadian taxes on the same amounts and in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred or (ii) a ruling directed to the Trustee received from tax authorities of Canada to the same effect as the Opinion of Counsel described in clause (i) above;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit);

(e) the Legal Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; and

(f) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance have been complied with.

After any such irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations in the immediately preceding paragraph.

Notwithstanding the foregoing, the Opinion of Counsel required by Section 8.2(b) hereof with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) shall become due and payable upon maturity or redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Section 8.3 Covenant Defeasance. The Company may omit to comply with any term, provision or condition set forth in clause (iv) of Section 5.1(a) hereof, and the Company may omit to comply with any term, provision or condition set forth in Section 3.8, Section 4.3, Sections 4.8 through 4.17 hereof and any breach of clauses (c), (d), (e), (f) or (j) of Section 6.1 hereof, or with respect to a Subsidiary only, clauses (h) or (i) under Section 6.1 hereof shall be deemed not to be an Event of Default and all Liens shall be released on the date of deposit referred to in clause (a) of this Section 8.3 (“Covenant Defeasance”), if in each case:

(a) the Company shall have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to their Stated Maturity or to a particular Redemption Date;

(b) the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that the Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(c) the Company shall have delivered to the Trustee either (i) an Opinion of Counsel in Canada reasonably acceptable to the Trustee, to the effect that, based upon Canadian law then in effect and having regard to any applicable proposed amendments thereto which have been publicly announced prior to the date of such defeasance, the Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial or other tax purposes, as a result of such Covenant Defeasance and will be subject to Canadian taxes on the same amounts and in the same manner and at the same time as would have been the case if such Covenant Defeasance had not occurred or (ii) a ruling directed to the Trustee received from tax authorities of Canada to the same effect as the Opinion of Counsel described in clause (i) above;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(e) the Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; and

(f) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Covenant Defeasance have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the obligations of the Company under this Indenture will be revived and no such defeasance will be deemed to have occurred.

Notwithstanding the foregoing, the Opinion of Counsel required by Section 8.3(b) hereof with respect to a Covenant Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) shall become due and payable upon maturity or redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Section 8.4 Application of Trust Money. Subject to the provisions of Section 8.5 hereof, the Trustee or a Paying Agent shall hold in trust, for the benefit of the Holders, all money deposited with it pursuant to Section 8.1, 8.2 or 8.3 hereof and shall apply the deposited money in accordance with this Indenture and the Notes to the payment of the principal of and interest on the Notes.

Section 8.5 Repayment to the Company. The Trustee and each Paying Agent shall promptly pay to the Company upon request any excess money (i) deposited with them pursuant to Section 8.1, 8.2 or 8.3 hereof and (ii) held by them at any time.

The Trustee and each Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years after a right to such money has matured; provided, however, that the Trustee or such Paying Agent, before being required to make any such payment, may at the expense of the Company cause to be mailed to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein, which shall be at least 30 days from the date of such mailing, any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

Section 8.6 Reinstatement. If the Trustee or any Paying Agent is unable to apply any money in accordance with Section 8.5 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.1, 8.2 or 8.3 hereof until such time as the Trustee or such Paying Agent is permitted to apply all such money or Government Securities in accordance with Section 8.4 hereof; provided, however, that if the Company has made any payment of the principal of or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive any such payment from the money or Government Securities held by the Trustee or such Paying Agent.

ARTICLE 9

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.1 Without Consent of Holders. The Company and the Trustee may amend or supplement this Indenture and any Collateral Document with respect to the Notes without notice to or consent of any Holder of Notes:

(a) to comply with Section 5.1 hereof;

(b) to cure any ambiguity, defect or inconsistency;

(c) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(d) to provide for the assumption of the Company’s obligations to Holders of Notes in the case of a consolidation or merger or sale of all or substantially all of the Company’s assets;

(e) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder of Notes;

(f) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(g) to conform the text of this Indenture, the Notes, or the Collateral Documents to any provision of the section of the Offering Memorandum captioned “Description of the Intermediate Holdco Secured Notes” so long as any such amendment or supplement does not materially and adversely affect the rights of the Holders of the Notes;

(h) [reserved];

(i) to add Guarantees with respect to the Notes;

(j) to secure the Notes or Guarantees with respect to the Notes or to add additional assets as Collateral;

(k) to release Collateral from the Lien pursuant to this Indenture and the Collateral Documents when permitted or required by this Indenture and the Collateral Documents; or

(l) to appoint a successor Trustee or Notes Collateral Agent.

Section 9.2 With Consent of Holders. The Company and the Trustee may amend or supplement this Indenture, the Notes and the Collateral Documents with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). The Holders of at least a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture, such Notes or the Collateral Documents without notice to any Holder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). However, notwithstanding the foregoing but subject to Section 9.4 hereof, without the written consent of each Holder of Notes affected hereby, an amendment, supplement or waiver, including a waiver pursuant to Section 6.4 hereof, may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the Stated Maturity of any such Note or alter the provisions with respect to the redemption of such Notes (excluding, for the avoidance of doubt, provisions relating to Sections 3.8, 3.14 and 4.14 hereof);

(c) reduce the rate of or change the time for payment of interest on any such Note;

(d) make any such Note payable in money other than U.S. dollars;

(e) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of such Notes to receive payments of principal of, or interest or premium, if any, on such Notes;

(f) waive a redemption payment with respect to any such Note (excluding, for the avoidance of doubt, a payment required by Sections 3.8, 3.14 and 4.14 hereof);

(g) impair the right to institute suit for the enforcement of any payment on or with respect to such Notes; or

(h) make any change in the preceding amendment and waiver provisions with respect to the Notes;

provided that the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding shall be required.

In addition, without the consent of Holders of at least 66 2⁄3% in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), no amendment or supplement may modify any Collateral Documents or the provisions in this Indenture dealing with Collateral or the Collateral Documents to the extent that such amendment or supplement would have the effect of releasing all or substantially all of the Liens securing the Notes (except as permitted by the terms of this Indenture and the Collateral Documents) or change or alter the priority of the security interests in the Collateral (unless otherwise expressly permitted hereunder).

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

Section 9.3 Notice of Amendment, Supplement or Waiver. After an amendment, supplement or waiver under Section 9.1 or Section 9.2 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.4 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion of a Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (h) of Section 9.2 hereof. In that case the amendment, supplement or waiver shall bind each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note.

Section 9.5 Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.

Section 9.6 Trustee to Sign Amendments, Etc. The Trustee shall sign any amendment or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplemental indenture does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, in its sole discretion, but need not sign it. In signing or refusing to sign such amendment or supplemental indenture, the Trustee shall be provided with and, subject to Section 7.1 hereof, shall be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate stating that such amendment or supplemental indenture is authorized or permitted by this Indenture and all conditions precedent in this Indenture to such execution have been complied with. The Company may not sign an amendment or supplemental indenture until its Board of Directors approves it in writing.

Section 9.7 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article 9, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Certain Trust Indenture Act Sections. The Company shall comply with Sections 314(a)(4), 314(c) and 314(e) of the TIA. No other provision of the TIA shall apply except where otherwise specifically provided.

Section 10.2 Notices. Any demand, authorization notice, request, consent or communication shall be given in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by facsimile transmission or email (confirmed by delivery in person or mail by first-class mail, postage prepaid, or by guaranteed overnight courier) to the following facsimile numbers or emails:

If to the Company, to:

Bausch Health Companies Inc.

400 Somerset Corporate Boulevard

Bridgewater, NJ 08807

Attention: Corporate Secretary

With a copy to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Jonathan Michels and Rafael Roberti

Facsimile No.: (212) 354-8113

If to the Trustee, to:

The Bank of New York Mellon

240 Greenwich Street, Floor 7E

New York, New York 10286

Attn: Corporate Trust Administration

Facsimile No.: (212) 815-5366

Email: lisa.sollitto@bnymellon.com and timothy.burke@bnymellon.com

If to the Notes Collateral Agent, to:

The Bank of New York Mellon

240 Greenwich Street, Floor 7E

New York, New York 10286

Attn: Corporate Trust Administration

Facsimile No.: (212) 815-5366

Email: lisa.sollitto@bnymellon.com and timothy.burke@bnymellon.com

Such notices or communications shall be effective when received.

The Company, the Notes Collateral Agent or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed by first-class mail or delivered by an overnight delivery service to it at its address shown on the register kept by the Registrar, or, in the case of DTC (including its nominee, as applicable), transmitted in accordance with applicable procedures of DTC.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication to a Holder is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”), given pursuant to this Indenture and related documents and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from their reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the Holders of such Notes may be made electronically in accordance with procedures of the Depositary.

Section 10.3 Communications by Holders With Other Holders. Noteholders may communicate pursuant to TIA Section 312(b) with other Noteholders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and any other person shall have the protection of TIA Section 312(c).

Section 10.4 Certificate and Opinion of Counsel as to Conditions Precedent.

(a) Upon any request or application by the Company to the Trustee to take any action under this Indenture other than the initial issuance of the Notes, the Company shall furnish to the Trustee at the request of the Trustee:

(A) an Officer’s Certificate stating that, in the opinion of the signers, all conditions precedent (including any covenants, compliance with which constitutes a condition precedent), if any, provided for in this Indenture relating to the proposed action have been complied with; and

(B) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent (including any covenants, compliance with which constitutes a condition precedent) have been complied with.

(b) Each Officer’s Certificate and Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(A) a statement that the person making such certificate or opinion has read such covenant or condition;

(B) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(C) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(D) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with;

provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 10.5 Record Date for Vote or Consent of Holders. The Company (or, in the event deposits have been made pursuant to Section 8.1, 8.2 or 8.3 hereof, the Trustee) may set a record date for purposes of determining the identity of Holders of Notes entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture, which record date shall not be more than thirty (30) days prior to the date of the commencement of solicitation of such action. Notwithstanding the provisions of Section 9.4 hereof, if a record date is fixed, those persons who were Holders of Notes at the close of business on such record date (or their duly designated proxies), and only those persons, shall be entitled to take such action with respect to the Notes by vote or consent or to revoke any vote or consent previously given, whether or not such persons continue to be Holders of Notes after such record date.

Section 10.6 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules (not inconsistent with the terms of this Indenture) for action by or at a meeting of Holders. Any Registrar or Paying Agent may make reasonable rules for its functions.

Section 10.7 Legal Holidays. A “Legal Holiday” is a Saturday, Sunday, or a day on which state or federally chartered banking institutions in New York, New York, Vancouver, Canada or, if applicable, the state in which the Corporate Trust Office is located are not required to be open. If a payment date, including any Redemption Date, Purchase Date, Change of Control Purchase Date and Final Maturity Date, is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period on such payment. If an interest record date is a Legal Holiday, the record date shall not be affected.

Section 10.8 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) Unless specifically noted herein, this Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

(b) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Indenture. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

(c) EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 10.9 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a Subsidiary of the Company. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 10.10 No Recourse Against Others. All liability described in paragraph 13 of the Form of the Notes attached hereto as Exhibit A of any director, officer, incorporator, employee or shareowner, as such, of the Company is waived and released.

Section 10.11 Successors. All agreements of the Company in this Indenture and the Notes shall bind their successors. All agreements of the Trustee in this Indenture shall bind its successor.

Section 10.12 Multiple Counterparts; Execution. The parties may sign multiple counterparts of this Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement. The words “execution,” signed,” “signature,” and words of like import in this Indenture or in any other certificate, agreement or document related to this Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 10.13 Separability. In case any provisions in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.14 Table of Contents, Headings, etc. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 10.15 Calculations in Respect of the Notes. The Company shall make all calculations under this Indenture and the Notes in good faith. In the absence of manifest error, such calculations shall be final and binding on all Holders. The Company shall provide a copy of such calculations to the Trustee as required hereunder.

Section 10.16 Agent for Service and Waiver of Immunities. By the execution and delivery of this Indenture, the Company will, (i) acknowledge that it will designate and appoint Bausch Health US, LLC, 400 Somerset Corporate Boulevard, Bridgewater, New Jersey 08807, or another Person satisfactory to the Trustee (the “Authorized Agent”), as its authorized agent upon whom process may be served in any suit or proceeding arising out of or relating to this Indenture or the Notes that may be instituted in any federal or state court in the State of New York or brought under federal or state securities laws, and acknowledge that the Authorized Agent has accepted such designation, (ii) submit to the jurisdiction of any such court in any such suit or proceeding, and (iii) agree that service of process upon the Authorized Agent and written notice of said service to the Company in accordance with Section 10.2 hereof shall be deemed effective service of process in any such suit or proceeding. The Company further agrees to take any reasonable action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Authorized Agent in full force and effect so long as any of the Notes shall be outstanding; provided, however, that the Company may, by written notice to the Trustee, designate such additional or alternative agent for service of process under this Section 10.16 that (i) maintains an office located in the Borough of Manhattan, The City of New York, in the State of New York, (ii) is either (x) counsel for the Company or (y) a corporate service company which acts as agent for service of process for other persons in the ordinary course of its business and (iii) agrees to act as agent for service of process in accordance with this Section 10.16. Such written notice shall identify the name of such agent for process and the address of the office of such agent for process in the Borough of Manhattan, The City of New York, State of New York. Upon the written request of any Holder, the Trustee shall deliver a copy of such notice to such Holder.

Section 10.17 Judgment Currency. The Company shall indemnify each Holder and each Person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any loss incurred by such party as a result of any judgment or order being given or made against the Company for any U.S. dollar amount due under this Indenture and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the Judgment Currency for the purpose of such judgment or order and (ii) the spot rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase U.S. dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase U.S. dollars upon such party’s receipt thereof. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “spot rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, U.S. dollars.

Section 10.18 Foreign Currency Equivalent. For purposes of determining compliance with any U.S. dollar-denominated restriction or amount, the U.S. dollar equivalent principal amount of any amount denominated in a foreign currency will be the Dollar Equivalent calculated on the date the Indebtedness was incurred or other transaction was entered into; provided, that if any Permitted Refinancing Indebtedness denominated in a currency other than U.S. dollars is incurred to refinance Indebtedness denominated in the same currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated on the date of such refinancing, such Permitted Refinancing Indebtedness shall be deemed not to exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision in this Indenture, no restriction or amount will be exceeded solely as a result of fluctuations in the exchange rate of currencies. In no event will the Trustee or the Paying Agent be responsible for obtaining exchange rates or otherwise effecting currency conversions or calculations.

Section 10.19 Usury Savings Clause. If any provision of this Indenture or any Note would obligate the Company to make any payment of or on account of interest or other amount in an amount or calculated at a rate which would result in a receipt by any Holder of interest at a criminal rate (as such term is construed under the Criminal Code (Canada)), then notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not so result in a receipt by such Holder of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Holder, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Holder which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).

Section 10.20 Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided for in this Indenture and any Note (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so provided for multiplied by the actual number of days in the applicable calendar year and divided by 360 or the actual number of days in such other period of time, respectively. The Company confirms that it understands and acknowledges that it is and will be able to calculate the rate of interest applicable under this Indenture and any Note based on the methodology for calculating per annum rates provided for under this Indenture or the Notes. The Company confirms that it agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Indenture or any Note, that the interest payable under this Indenture or any Note and the calculation thereof has not been adequately disclosed to the Company, whether pursuant to Section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

Section 10.21 Tax Matters. Each of the parties hereto agree to cooperate and to provide the other with such information as each may have in its possession to enable the determination of whether any payments pursuant to this Indenture are subject to the withholding requirements described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“Applicable Law”). The Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law. Nothing in the immediately preceding sentence shall be construed as obligating the Trustee to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted or affecting a Payor’s obligation to make any payments of Additional Amount pursuant to Section 4.21 of this Indenture. The terms of this Section shall survive the termination of this Indenture.

ARTICLE 11

COLLATERAL

Section 11.1 Collateral Documents.

(a) The due and punctual payment of the principal of, premium and interest (including Additional Amounts, if any) on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Company to the Holders or the Trustee under this Indenture, the Notes and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Obligations. The Trustee and the Company hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Holders and the Trustee and pursuant to the terms of this Indenture and the Collateral Documents. Each Holder, by accepting a Note, and each Beneficial Owner of an interest in a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Notes Collateral Agent to enter into the Collateral Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. Subject to the Applicable Collateral Limitations, the Company shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents to which the Notes Collateral Agent is a party, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 11.1, to provide to the Notes Collateral Agent the security interest in the Collateral contemplated hereby and/or by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. Subject to the Applicable Collateral Limitations, the Company shall take any and all actions and make all filings (including the filing of UCC or PPSA financing statements, continuation statements and amendments thereto) required to cause the Collateral Documents to create and maintain, as security for the Notes Obligations of the Company to the Secured Parties, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Collateral Documents), in favor of the Notes Collateral Agent for the benefit of the Holders and the Trustee subject to no Liens other than Permitted Liens.

(b) To the extent any assets owned by the Company on the Issue Date (other than Excluded Assets) are not subject to a valid Lien in favor of the Notes Collateral Agent on or prior to the Issue Date or subject to a Lien in favor of the Notes Collateral Agent that is not perfected on or prior to the Issue Date, the Company shall use its commercially reasonable efforts to enter into Collateral Documents to create such Liens and have all such Liens and any Liens created but not perfected (including by appropriate filings with the United States Patent and Trademark Office and United States Copyright Office) on or prior to the Issue Date perfected, subject to any limitations set forth in this Indenture and the Collateral Documents, including the Applicable Collateral Limitations, within 30 days after the Issue Date.

(c) Notwithstanding any provision hereof to the contrary, the provisions of this Article 11 are qualified in their entirety by the Applicable Collateral Limitations and the Company shall not be required pursuant to this Indenture or any Collateral Document to take any action limited by the Applicable Collateral Limitations.

Section 11.2 Release of Collateral.

(a) The Liens securing the Notes will be automatically released, all without delivery of any instrument or performance of any act by any party, at any time and from time to time as provided by this Section 11.2. Upon such release, subject to the terms of the Collateral Documents, all rights in the released Collateral securing Notes Obligations shall revert to the Company. The Collateral shall be released from the Lien and security interest created by the Collateral Documents and the Trustee (subject to its receipt of an Officer’s Certificate and Opinion of Counsel as provided below) shall execute documents evidencing such release, and confirm to the Notes Collateral Agent to execute, as applicable, the same at the Company’s sole cost and expense, under one or more of the following circumstances:

(i) in whole upon:

(A) payment in full of the principal of, together with accrued and unpaid interest (including Additional Amounts, if any) on, the Notes and all other Obligations under this Indenture and the Collateral Documents (for the avoidance of doubt, other than contingent Obligations in respect of which no claims have been made) that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(B) satisfaction and discharge of this Indenture with respect to the Notes as set forth under Section 8.1; or

(C) a Legal Defeasance or Covenant Defeasance of this Indenture with respect to the Notes as set forth under Sections 8.2 or 8.3 hereof, as applicable;

(ii) in whole or in part, with the consent of Holders of the Notes in accordance with Article 9 of this Indenture;

(iii) in part, as to any asset:

(A) constituting Collateral that is sold or otherwise disposed of by the Company to any other Person in a transaction permitted by this Indenture (to the extent of the interest sold or disposed of), or

(B) that becomes an Excluded Asset, or

(C) that is otherwise released in accordance with, and as expressly provided for by the terms of, this Indenture and the Collateral Documents.

(b) In addition, the Notes shall be automatically released from the Liens securing the Notes, all without delivery of any instrument or performance of any act by any party, at any time and from time to time as provided by this Section 11.2 and the Trustee (subject to its receipt of an Officer’s Certificate and Opinion of Counsel as provided below) shall execute documents evidencing such release, and instruct the Notes Collateral Agent in writing to execute, as applicable, the same at the Company’s sole cost and expense, under one or more of the following circumstances:

(i) in whole upon:

(A) payment in full of the principal of, together with accrued and unpaid interest (including Additional Amounts, if any) on, the Notes and all other Obligations under this Indenture and the Collateral Documents in respect of the Notes (for the avoidance of doubt, other than contingent Obligations in respect of which no claims have been made) that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(B) satisfaction and discharge of this Indenture with respect to the Notes as set forth under Section 8.1; or

(C) a Legal Defeasance or Covenant Defeasance of this Indenture with respect to the Notes as set forth under Sections 8.2 or 8.3 hereof, as applicable; or

(ii) in whole or in part, with the consent of Holders of the Notes in accordance with Article 9 of this Indenture.

(c) With respect to any release of Collateral or release from the Liens securing the Notes, upon receipt of an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture and the Collateral Documents, as applicable, to such release have been met and that it is permitted for the Trustee and/or the Notes Collateral Agent to execute and deliver the documents requested by the Company in connection with such release, and any necessary or proper instruments of termination, satisfaction, discharge or release prepared by the Company, the Trustee shall, or shall cause the Notes Collateral Agent to, execute, deliver or acknowledge (at the Company’ expense) such instruments or releases (whether electronically or in writing) to evidence, and shall do or cause to be done all other acts reasonably necessary to effect, in each case as soon as reasonably practicable, the release, without recourse, representation or warranty of any kind, and discharge of any Collateral or any Notes permitted to be released pursuant to this Indenture or the Collateral Documents. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Collateral Document to the contrary, but without limiting any automatic release provided hereunder or under any Collateral Document, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

Section 11.3 Suits to Protect the Collateral. Subject to the provisions of Article 7 hereof and the Collateral Documents, the Trustee, without the consent of the Holders, on behalf of the Holders, following the occurrence of an Event of Default that is continuing, may or may instruct the Notes Collateral Agent in writing to take all actions it reasonably determines are necessary in order to:

(a) enforce any of the terms of the Collateral Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Collateral Documents, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 11.3 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 11.4 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 11.5 Purchaser Protected. In no event shall any purchaser or other transferee in good faith of any property or asset purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property, asset or rights permitted by this Article 11 to be sold be under any obligation to ascertain or inquire into the authority of the Company to make any such sale or other transfer.

Section 11.6 Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Company with respect to the release, sale or other disposition of such property or asset may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or of any Officer or Officers thereof required by the provisions of this Article 11; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 11.7 Release Upon Termination of the Company’s Obligations. In the event that the Company delivers to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Notes Obligations that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Company shall have exercised its Legal Defeasance option or their Covenant Defeasance option, in each case in compliance with the provisions of Section 8.2 or 8.3 hereof, as applicable, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Company and the Notes Collateral Agent a notice, in form reasonably satisfactory to the Notes Collateral Agent, stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral solely on behalf of the Holders of the Notes without representation, warranty or recourse (other than with respect to funds held by the Trustee pursuant to Section 8.2 or 8.3 hereof, as applicable), and any rights it has under the Collateral Documents solely on behalf of the Holders of the Notes and upon receipt by the Notes Collateral Agent of such notice, the Notes Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall execute and deliver all documents and do or cause to be done (at the expense of the Company) all acts reasonably requested by the Company to release, without recourse, representation or warranty of any kind, and discharge such Lien as soon as is reasonably practicable.

Section 11.8 Notes Collateral Agent.

(a) The Company and each of the Holders by acceptance of the Notes, and each Beneficial Owner of an interest in a Note, hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture and the Collateral Documents and the Company directs and authorizes and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Collateral Documents and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture and the Collateral Documents, and consents and agrees to the terms of each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms or the terms of this Indenture. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 11.8. The provisions of this Section 11.8 are solely for the benefit of the Notes Collateral Agent and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein unless expressly extended to them. Each Holder agrees that any action taken by any Notes Collateral Agent in accordance with the provision of this Indenture and/or the applicable Collateral Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Collateral Documents, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Notes Documents to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Collateral Documents or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Notes Collateral Agent may perform any of its duties under this Indenture or the Collateral Documents by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates, (a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(c) Neither the Notes Collateral Agent nor any of its Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Collateral Document or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, or any other Notes Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture or the Collateral Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture or the Collateral Documents, or for any failure of any Grantor or any other party to this Indenture or the Collateral Documents to perform its obligations hereunder or thereunder. Neither the Notes Collateral Agent nor any of its Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture or the Collateral Documents or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d) The Notes Collateral Agent shall be entitled (in the absence of bad faith) to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any other Grantor), independent accountants and/or other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. Unless otherwise expressly required hereunder or pursuant to any Collateral Document, the Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture or the Collateral Documents unless it shall first receive such written advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected from claims by any Holders in acting, or in refraining from acting, under this Indenture or the Collateral Documents in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Trust Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 11.8).

(f) The Notes Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as a Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 11.8 (and Section 7.7) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(g) [Reserved].

(h) The Notes Collateral Agent is authorized and directed to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) make the representations of the Holders set forth in the Collateral Documents, (iii) bind the Holders on the terms as set forth in the Collateral Documents and (iv) perform and observe its obligations under the Collateral Documents.

(i) [Reserved].

(j) If applicable, the Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k) The Notes Collateral Agent shall not have any obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture or any Collateral Document other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Notes Collateral Agent shall not have any other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(l) [Reserved].

(m) [Reserved].

(n) No provision of this Indenture or any Collateral Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless it shall have first received indemnity satisfactory to the Notes Collateral Agent against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture or the Collateral Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Notes Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Notes Collateral Agent in its sole discretion, protecting the Notes Collateral Agent from all such liability. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this paragraph (n) if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(o) The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Company (and money held in trust by the Notes Collateral Agent need (a) shall be held uninvested without liability for interest, unless otherwise agreed in writing, (b) shall be held in a non-interest bearing trust account and (c) not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(p) Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(q) The Notes Collateral Agent assumes no responsibility for any failure or delay in performance or any breach by the Company or any other Grantor under this Indenture and the Collateral Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Notes Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of any Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture and the Collateral Documents. The Notes Collateral Agent shall not have any obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture or the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture or any Collateral Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture and the Collateral Documents unless expressly set forth hereunder or thereunder. Without limiting its obligations as expressly set forth herein, the Notes Collateral Agent shall not have the right at any time to seek instructions from the Holders with respect to the administration of the Notes Documents.

(r) The parties hereto and the Holders hereby agree and acknowledge that the Notes Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture and the Collateral Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. However, if the Notes Collateral Agent is required to acquire title to an asset pursuant to this Indenture which in the Notes Collateral Agent’s reasonable discretion may cause the Notes Collateral Agent to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent to incur liability under CERCLA or any equivalent federal, state or local law, the Notes Collateral Agent reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Company or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary, in connection with an exercise of remedies, for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Company, a majority in interest of Holders shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(s) Upon the receipt by the Notes Collateral Agent of an Officer’s Certificate and an Opinion of Counsel, the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Document to be executed after the Issue Date. Such Officer’s Certificate and an Opinion of Counsel shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to this Section 11.8(s), and (ii) instruct the Notes Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Company, upon delivery to the Notes Collateral Agent of an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent (if any) to the execution and delivery of the Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Collateral Documents.

(t) Subject to the provisions of the applicable Collateral Documents, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto (including any releases permitted hereunder), and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall not be required to exercise discretion under this Indenture or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable, except as otherwise expressly provided for herein or in any Collateral Document.

(u) After the occurrence of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture or the Collateral Documents.

(v) The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents and, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 hereof and the other provisions of this Indenture.

(w) Subject to the terms of the Collateral Documents, in each case that the Notes Collateral Agent may or is required hereunder or under any other Notes Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Notes Document, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. Subject to the terms of the Collateral Documents, if the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(x) Notwithstanding anything to the contrary in this Indenture or any other Notes Document, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Notes Documents (including without limitation the filing or continuation of any UCC or PPSA financing or continuation statements or similar documents or instruments, nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby. Additionally, neither the Notes Collateral Agent nor the Trustee shall be responsible for providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral.

(y) Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Trustee, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 10.4 hereof. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(z) Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall act pursuant to the instructions of the Holders and/or the Trustee solely with respect to the Collateral Documents and the Collateral.

(aa) The Company shall pay compensation to, reimburse expenses of and indemnify the Notes Collateral Agent in accordance with Section 7.7 hereof. Accordingly, the reference to the “Trustee” in Section 6.10, Section 7.7 and Section 7.8 hereof shall be deemed to include the reference to the Notes Collateral Agent and Section 7.7 of this Indenture shall apply mutatis mutandis to the Notes Collateral Agent in their capacity as such, provided that for the purposes of this Section 11.8(aa), any reference to the negligence of the Trustee in 7.7 shall be deemed to be references to the gross negligence of the Notes Collateral Agent.

(bb) The Company and each of the Holders by acceptance of the Notes acknowledges and directs that the benefits, indemnities, privileges, protections, and rights of the Notes Collateral Agent shall extend to (and may be claimed directly or by the Notes Collateral Agent on behalf of) each sub-agent, as the case may be.

(cc) Beyond the exercise of reasonable care in the custody thereof, neither the Notes Collateral Agent nor the Trustee shall have duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith.

(dd) Neither the Notes Collateral Agent nor the Trustee shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Notes Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the applicable Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date and year first above written.

1375209 B.C. LTD.

By:	/s/ Thomas J. Appio
Name:Thomas J. Appio
Title:Director

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON,
AS TRUSTEE

By:	/s/ Stacey B. Poindexter
Name: Stacey B. Poindexter
Title: Vice President

THE BANK OF NEW YORK MELLON,
AS NOTES COLLATERAL AGENT

By:	/s/ Stacey B. Poindexter
Name: Stacey B. Poindexter
Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

1375209 B.C. LTD.

9.000% SENIOR SECURED NOTES DUE 2028

[FORM OF FACE OF NOTE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]1

[THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. THE COMPANY HAS NOT BEEN AND WILL NOT BE REGISTERED AS AN INVESTMENT COMPANY UNDER THE INVESTMENT COMPANY ACT. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) AND ALSO A “QUALIFIED PURCHASER” (AS DEFINED IN SECTION 2(A)(51) OF THE U.S. INVESTMENT COMPANY ACT OF 1940, AS AMENDED AND THE RULES THEREUNDER (THE “INVESTMENT COMPANY ACT”), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (C) IT IS AN ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3), OR (7) UNDER THE SECURITIES ACT (AN “ACCREDITED INVESTOR”)) AND ALSO A “QUALIFIED PURCHASER” (AS DEFINED IN SECTION 2(A)(51) OF THE INVESTMENT COMPANY ACT), (2) AGREES THAT IT WILL NOT PRIOR TO THE FIRST ANNIVERSARY OF THE ORIGINAL ISSUANCE OF THIS NOTE RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER THAT IS ALSO A “QUALIFIED PURCHASER” (AS DEFINED IN SECTION 2(A)(51) OF THE INVESTMENT COMPANY ACT) IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT IS ALSO A “QUALIFIED PURCHASER” (AS DEFINED IN SECTION 2(A)(51) OF THE INVESTMENT COMPANY ACT) THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS NOTE), (D) OUTSIDE THE

[1]	Include only if the Note is a Global Note.

UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) ONLY TO A “QUALIFIED PURCHASER” (AS DEFINED IN SECTION 2(A)(51) OF THE INVESTMENT COMPANY ACT), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS) ONLY TO A “QUALIFIED PURCHASER” (AS DEFINED IN SECTION 2(A)(51) OF THE INVESTMENT COMPANY ACT), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS NOTE, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.]2

[THIS NOTE AND ANY RELATED DOCUMENTATION MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME TO MODIFY THE RESTRICTIONS ON RESALES AND OTHER TRANSFERS OF THIS NOTE TO REFLECT ANY CHANGE IN APPLICABLE LAW OR REGULATION (OR THE INTERPRETATION THEREOF) OR IN PRACTICES RELATING TO THE RESALE OR TRANSFER OF RESTRICTED SECURITIES GENERALLY. THE HOLDER OF THIS NOTE SHALL BE DEEMED BY THE ACCEPTANCE OF THIS NOTE TO HAVE AGREED TO ANY SUCH AMENDMENT OR SUPPLEMENT.]3

[CANADIAN RESALE LEGEND

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS NOTE OR A BENEFICIAL INTEREST HEREIN MUST NOT TRADE THIS NOTE OR THE BENEFICIAL INTEREST HEREIN BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) SEPTEMBER 30, 2022, AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.]4

[2]	Include only if the Note is a Restricted Note.
[3]	Include only if the Note is a Restricted Note.
[4]	Include until no longer necessary under Canadian securities laws.

1375209 B.C. LTD.

CUSIP: 144A: 68251P AA5, Reg. S: C6887T AA6
ISIN: 144A: US68251PAA57, Reg. S: USC6887TAA63	No. [ ]

9.000% SENIOR SECURED NOTES DUE 2028

1375209 B.C. Ltd., a corporation incorporated under the laws of the Province of British Columbia (the “Company,” which term shall include any successor corporation under the Indenture referred to on the reverse hereof) promises to pay to ______________________________ or its registered assigns, the principal sum of ________________________ Dollars ($__________) on January 30, 2028 [or such greater or lesser amount as is indicated on the Schedule of Exchanges of Notes on the other side of this Note]5 and to pay interest thereon as provided on the other side of this Note.

Interest Payment Dates: January 30 and July 30, beginning January 30, 2023.

Record Dates: January 15 and July 15.

Additional provisions of this Note are set forth on the other side of this Note.

[5]	Include only if the Note is a Global Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

1375209 B.C. LTD.

By:
Name:
Title:

Trustee’s Certificate of Authentication:
This is one of the Notes referred to in the within-mentioned Indenture for the 9.000% Senior Secured Notes due 2028.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

Dated: _________________________________

[FORM OF REVERSE SIDE OF NOTE]

1375209 B.C. LTD.

9.000% SENIOR SECURED NOTES DUE 2028

1.	INTEREST

The Company shall pay interest on this Note semiannually in arrears on January 30 and July 30, each an “interest payment date,” of each year, commencing on January 30, 2023, at the rate per annum specified in the title of this Note. Interest shall accrue from and including September 30, 2022 or else the most recent interest payment date to which interest had been paid or duly provided for to but excluding the date on which such interest is paid. Interest on this Note will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall, (in immediately available funds) to the fullest extent permitted by law, pay interest on overdue principal (including premium, if any) and overdue installments of interest from the original due date to the date paid, at the rate applicable to this Note, which interest shall be payable on demand.

The interest so payable and punctually paid or duly provided for on any interest payment date will be paid to the Person in whose name this Note is registered at the close of business on January 15 and July 15 preceding such interest payment date (the “Record Date”) except as provided in the Indenture. Payment of the principal of (and premium, if any) and interest on this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts and as otherwise provided in the Indenture.

2.	METHOD OF PAYMENT

[The Company will make payments in respect of this Note (including principal, premium, if any, interest) by wire transfer of immediately available funds to the accounts specified by the Holder.]6 [The Company will make all payments of principal, interest and premium, if any, with respect to this Note by wire transfer of immediately available funds to the accounts specified by the Holders, in the case of a Holder holding an aggregate principal amount of Notes of $1,000,000 or more, or, if no such account is specified or in the case of a Holder holding an aggregate principal amount of Notes of less than $1,000,000, by mailing a check to each such Holder’s registered address.]7 All payments shall be made in immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments to any Holder holding an aggregate principal amount of Notes in excess of $1,000,000 shall be made by wire transfer in immediately available funds to an account maintained by such Holder in the United States, if such Holder has provided wire transfer instructions to the Company at least 10 Business Days prior to the payment date. Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder. Notwithstanding the foregoing, so long as this Note is registered in the name of a Depositary or its nominee, all payments hereon shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

3.	PAYING AGENT AND REGISTRAR

Initially, The Bank of New York Mellon (the “Trustee”) will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holder. The Company may, subject to certain limitations set forth in the Indenture, act as Paying Agent or Registrar.

[6]	Include only if the Note is a Global Note.
[7]	Include only if the Note is a Definitive Note.

4.	INDENTURE, LIMITATIONS

This Note is one of a duly authorized issue of Notes of the Company designated as its 9.000% Senior Secured Notes due 2028 (the “Notes”), issued under an Indenture dated as of September 30, 2022 (together with any supplemental indentures thereto, the “Indenture”), among the Company, the Trustee and the Notes Collateral Agent. The terms of this Note include those stated in the Indenture. This Note is subject to all such terms, and the Holder of this Note is referred to the Indenture and said Act for a statement of them. Capitalized terms used and not defined herein have the meanings assigned to such terms in the Indenture.

5. OPTIONAL REDEMPTION; PURCHASE OF NOTES AT OPTION OF HOLDER; OFFER TO PURCHASE BY APPLICATION OF EXCESS PROCEEDS

(a) Optional Redemption. The Notes are redeemable at the option of the Company at the prices, and upon the terms and conditions, set forth in Section 3.7 of the Indenture.

(b) Purchase of Notes at Option of Holder. If there is a Change of Control, the Company shall be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to, but excluding, the date of purchase. Within 30 days following any Change of Control, the Company shall transmit a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(c) Offer to Purchase by Application of Excess Proceeds. After the Company consummates any Asset Sale, the Company may be required to purchase Notes, as further specified in the Indenture.

(d) Notice of Redemption. Notice of redemption will be given at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, subject to satisfaction of any conditions precedent, interest ceases to accrue on Notes or portions thereof called for redemption.

6.	DENOMINATIONS, TRANSFER, EXCHANGE, CANCELLATION

The Notes are in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000 in excess thereof. A Holder may register the transfer of or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charges that may be imposed in relation thereto by law or permitted by the Indenture.

All Notes surrendered for payment, registration of transfer or exchange or conversion will, if surrendered to the Company or any of its other Agents with respect to the Notes, be delivered to the Trustee. The Trustee will promptly cancel all Notes delivered to it. No Notes will be authenticated in exchange for any Notes cancelled, except as provided in the Indenture.

7.	PERSONS DEEMED OWNERS

The Holder of a Note may be treated as the owner of it for all purposes.

8.	COLLATERAL

This Note is secured by Liens on certain Collateral as specified in the Indenture and the Collateral Documents.

9.	UNCLAIMED MONEY

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its written request, subject to applicable unclaimed property law. After that, Holders entitled to money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

10.	AMENDMENT, SUPPLEMENT AND WAIVER

Subject to certain exceptions, the Indenture (with respect to the Notes) or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, and an existing default or Event of Default and its consequence or compliance with any provision of the Indenture or the Notes may be waived in a particular instance with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without the consent of or notice to any Holder, the Company and the Trustee may amend or supplement the Indenture (with respect to the Notes) or the Notes to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any Holder.

In addition, without the consent of Holders of at least 66 2⁄3% in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), no amendment or supplement may modify any Collateral Documents or the provisions in the Indenture dealing with Collateral or the Collateral Documents to the extent that such amendment or supplement would have the effect of releasing all or substantially all of the Liens securing the Notes (except as permitted by the terms of the Indenture and the Collateral Documents) or change or alter the priority of the security interests in the Collateral (unless otherwise expressly permitted thereunder).

11.	SUCCESSOR ENTITY

When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms and conditions of the Indenture, the predecessor corporation (except in certain circumstances specified in the Indenture) shall be released from those obligations.

12.	DEFAULTS AND REMEDIES

If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable. If a bankruptcy or insolvency default with respect to the Company occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

13.	TRUSTEE DEALINGS WITH THE COMPANY

The Bank of New York Mellon, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or an Affiliate of the Company and may otherwise deal with the Company or an Affiliate of the Company as if it were not the Trustee.

14.	NO RECOURSE AGAINST OTHERS

A director, officer, incorporator, employee or shareowner, as such, of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture nor for any claim based on, in respect of or by reason of such obligations or their creation. The Holder of this Note by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.

15.	AUTHENTICATION

This Note shall not be valid until the Trustee or an authenticating agent manually or electronically signs the certificate of authentication on the other side of this Note.

16.	ABBREVIATIONS AND DEFINITIONS

Customary abbreviations may be used in the name of the Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and UGMA (= Uniform Gifts to Minors Act).

17.	INDENTURE TO CONTROL; GOVERNING LAW

In the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control. This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

The Company will furnish to any Holder, upon written request and without charge, a copy of the Indenture. Requests may be made to: 1375209 B.C. Ltd., 400 Somerset Corporate Boulevard, Bridgewater, New Jersey 08807, Telephone: (905) 286-3000, Attention: Investor Relations.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him or her.

Your Signature:
Date:
(Sign exactly as your name appears on the other side of this Note)

*Signature guaranteed by:

By:

*

The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

OPTION TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.8 or Section 4.14 of the Indenture, check the appropriate box below:

☐    Section 3.8                    ☐    Section 4.14

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 3.8 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF NOTES8

The following exchanges, repurchases or conversions of a part of this Global Note have been made:

PRINCIPAL AMOUNT OF THIS GLOBAL NOTE FOLLOWING SUCH DECREASE DATE OF EXCHANGE (OR INCREASE)	AUTHORIZED SIGNATORY OF NOTES CUSTODIAN	AMOUNT OF DECREASE IN PRINCIPAL AMOUNT OF THIS GLOBAL NOTE	AMOUNT OF INCREASE IN PRINCIPAL AMOUNT OF THIS GLOBAL NOTE

[8]	This schedule should be included only if the Note is a Global Note.

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR REGISTRATION

OF TRANSFER OF RESTRICTED SECURITIES9

Re:	9.000% Senior Secured Notes due 2028 (the “Notes”) of 1375209 B.C. Ltd. (the “Company”).

This certificate relates to $___________________ principal amount of Notes owned in (check applicable box)

☐ book-entry or ☐ definitive form by____________________ (the “Transferor”).

The Transferor has requested a Registrar or the Trustee to exchange or register the transfer of such Notes.

In connection with such request and in respect of each such Note, the Transferor does hereby certify that the Transferor is familiar with transfer restrictions relating to the Notes as provided in Section 2.12 of the Indenture dated as of September 30, 2022, between 1375209 B.C. Ltd., and The Bank of New York Mellon, as trustee, paying agent, registrar and notes collateral agent (the “Indenture”), and the transfer of such Note is in accordance with any applicable securities laws of any state and is being made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) (check applicable box) or the transfer or exchange, as the case may be, of such Note does not require registration under the Securities Act because (check applicable box):

☐	Such Note is being transferred pursuant to an effective registration statement under the Securities Act.

☐	Such Note is being acquired for the Transferor’s own account, without transfer.

☐	Such Note is being transferred to the Company or a Subsidiary (as defined in the Indenture) of the Company.

☐

Such Note is being transferred to a person the Transferor reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A or any successor provision thereto (“Rule 144A”) under the Securities Act) and also a “qualified purchaser” (as defined in Section 2(a)(51) of the U.S. Investment Company Act of 1940, as amended) that is purchasing for its own account or for the account of a “qualified institutional buyer” that is also a “qualified purchaser,” in each case to whom notice has been given that the transfer is being made in reliance on such Rule 144A, and in each case in reliance on Rule 144A.

☐

Such Note is being transferred pursuant to and in compliance with an exemption from the registration requirements under the Securities Act in accordance with Rule 144 (or any successor thereto) (“Rule 144”) under the Securities Act only to a “qualified purchaser” (as defined in Section 2(a)(51) of the U.S. Investment Company Act of 1940, as amended).

☐	Such Note is being transferred to a Non-U.S. Person in an offshore transaction in compliance with Rule 904 of Regulation S under the Securities Act (or any successor thereto).

☐

Such Note is being transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of the Securities Act) that is also a “qualified purchaser” (as defined in Section 2(a)(51) of the U.S. Investment Company Act of 1940, as amended) that has provided a letter addressed to the Company, in the form of Exhibit B attached to the Indenture, containing certain representations and agreements.

Date:
(Insert Name of Transferor)

[9]	This certificate should be included only if this Note is a Restricted Note.

EXHIBIT B

FORM OF CERTIFICATE FROM ACQUIRING

INSTITUTIONAL ACCREDITED INVESTOR

1375209 B.C. Ltd.

400 Somerset Corporate Boulevard

Bridgewater, NJ 08807

Attention: General Counsel

Re:	☐	9.000% SENIOR SECURED NOTES DUE 2028
CUSIP: 144A: 68251P AA5, Reg. S: C6887T AA6
ISIN: 144A: US68251PAA57, Reg. S: USC6887TAA63

Dear Sirs:

Reference is hereby made to the Indenture, dated as of September 30, 2022 (the “Indenture”), between 1375209 B.C. Ltd., as issuer (the “Company”), and The Bank of New York Mellon, N.A., as the trustee, paying agent, registrar and notes collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $___________________ aggregate principal amount of 9.000% Senior Secured Notes due 2028 (the “Notes”), we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any of its subsidiaries, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein) that is also a “qualified purchaser” (as defined in Section 2(a)(51) of the U.S. Investment Company Act of 1940, as amended), (C) inside the United States to an institutional “accredited investor” (as defined below) that is also a “qualified purchaser” (as defined in Section 2(a)(51) of the U.S. Investment Company Act of 1940, as amended) purchasing for its own account or for the account of another institutional accredited investor that is also a “qualified purchaser” (as defined in Section 2(a)(51) of the U.S. Investment Company Act of 1940, as amended) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter, (D) pursuant to the provisions of Rule 144 under the Securities Act (if available) only to a “qualified purchaser” (as defined in Section 2(a)(51) of the U.S. Investment Company Act of 1940, as amended), (E) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel acceptable to the Company) only to a “qualified purchaser” (as defined in Section 2(a)(51) of the U.S. Investment Company Act of 1940, as amended) or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing the Notes from us in a transaction meeting the requirements of clauses (A) through (F) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

B-1

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) that are also a “qualified purchaser” (as defined in Section 2(a)(51) of the U.S. Investment Company Act of 1940, as amended) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “Accredited Investor”) that is also a “qualified purchaser” (as defined in Section 2(a)(51) of the U.S. Investment Company Act of 1940, as amended) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Dated:

[Insert Name of Accredited Investor]

By:
Name:
Title:

B-2